UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

July 27, 2010

ASPEN EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

830 Tenderfoot Hill Road, Suite 310
Colorado Springs, CO 80906
Address of principal executive offices

719-867-9911
Telephone number, including
Area code

 2050 S. Oneida St., Suite 208, Denver, CO  80224-2426
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01 - Completion of Acquisition or Disposition of Assets.

I.           GENERAL

On June 24, 2010, Aspen Exploration Corporation (“Aspen”) entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”).  The material terms of the Agreement were described in a Current Report on Form 8-K dated June 24, 2010 and filed with the Securities and Exchange Commission on June 24, 2010.

Pursuant to the Agreement, on July 27, 2010 (the “Effective Date of the Merger Transaction”) Dillco Fluid Service, Inc. (“Dillco”) merged with Aspen Newco Inc. (“Newco”) with Dillco being the surviving entity of that transaction (the “Merger Transaction”).  Newco was a wholly owned subsidiary of Aspen and was formed solely to effect the transaction described in the Agreement.   As a result of the Merger Transaction, Dillco became a wholly owned subsidiary of Aspen.

As further described in this Form 8-K, Dillco and  its subsidiaries (collectively referred to in this Form 8-K as “DHW”) provide services to the domestic onshore oil and  natural gas industry including hot oiling, acidizing, frac heating, freshwater and saltwater hauling, frac tank rental, well site construction and other general oil field services.  DHW’s  operations are currently primarily within oil and  natural gas producing regions in Kansas, Oklahoma, Utah, Colorado, Pennsylvania, and West Virginia.  DHW is currently considering opportunities to provide services in the Bakken Shale region in North Dakota and in the Eagle Ford Shale basin in southern Texas.

In the Merger Transaction each share of Dillco common stock that was issued and outstanding at the closing of the Merger Transaction was converted into the right to receive restricted shares of Aspen’s common stock.  In total Aspen issued 14,519,244 shares of its restricted common stock to effect the Merger Transaction, which at the closing, and based on the closing sales price of Aspen’s common stock on the trading day before the announcement of the Merger Transaction ($0.36), represented approximately $5,227,000 in value for the Dillco shareholders.

Michael D. Herman, an officer and director of Dillco and owner of 90% of Dillco’s outstanding shares, owned 277,400 shares of Aspen common stock immediately before the completion of the Merger Transaction, and now directly and indirectly owns 13,344,320 shares after completion of the transaction.  Mr. Herman’s ownership interest in Aspen before the Merger Transaction had no bearing on the Company’s decision to enter into the Agreement.  Aspen conducted a significant amount of due diligence prior to entering into the Agreement and closing the Merger Transaction.  Further, prior to closing the Merger Transaction, Aspen received an opinion from a third party financial advisor that the consideration paid by Aspen to effect the Merger Transaction is fair to Aspen’s stockholders from a financial point of view.  Other than Mr. Herman’s ownership of Aspen common stock, there were no material relationships between Aspen or its affiliates and any of the parties to the Merger Agreement, other than the Merger Agreement.

Following the Effective Date of the Merger Transaction, Aspen filed a trade name affidavit with the Secretary of State of Colorado reflecting that it will do business as Enservco Corporation.  In the coming weeks, the Company or one of its subsidiaries will file trade name affidavits in other states to protect the name Enservco in those states, and is considering whether to apply for a national trademark.

Aspen was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately before the completion of the Merger Transaction.  However as a result of the Merger Transaction it is no longer a shell company.  Accordingly, pursuant to the requirements of Item 2.01(a) (f) of Form 8-K, set forth below is the information that would be required if Aspen was filing a general form for registration of securities on Form 10 under the Exchange Act, reflecting Aspen’s common stock, which is the only class of its securities subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act upon consummation of the Merger Transaction.

II.           INFORMATION REGARDING THE COMPANY AFTER GIVING EFFECT TO THE MERGER TRANSACTION

Forward Looking Statements

The information in this discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding the Company’s capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may”, “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” estimate,” “predict,” “potential,” or “continue,” the negative of such terms or other comparable terminology. Actual events or results may differ materially. The Company disclaims any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Overview

Dillco conducts certain of its business operations directly, but other portions of its operations and assets are (and historically were) operated and held in various subsidiary and related entities.  To avoid confusion among the various entities described and referred to in this Form 8-K, and to distinguish between their operations and activities on a pre and post Merger Transaction basis, unless otherwise indicated the following entity names and/or abbreviations have the following meanings when used in this Form 8-K:

Entity Name/Abbreviation	Explanation/Reference

“Aspen”	Aspen Exploration Corporation and activities it engaged in prior to the Effective Date of the Transaction

“Company” or “Enservco”	Aspen Exploration Corporation on a consolidated or company-wide basis after including Dillco and Heat Waves as Aspen intends to operate under the name “Enservco.”

“Dillco”	Dillco Fluid Service, Inc. without regard to any of its current or former parent or subsidiary entities.

“DHW”	DHW means Dillco and its subsidiary entities as a whole without regard to Aspen.

“Heat Waves”	Heat Waves Hot Oil Service LLC, without regard to any related entities.

“ELLC”
Enservco LLC, the former holding company of Dillco, Heat Waves and other related entities, which as of July 26, 2010 merged with and into Dillco resulting in the cessation of ELLC’s separate existence.

“Real GC”	Real GC, LLC is a Colorado limited liability company that owns land in Garden City, Kansas. Real GC is a wholly owned subsidiary of Heat Waves.

“Trinidad Housing”
Trinidad Housing, LLC is a Colorado limited liability company that owns land and a building in Trinidad, Colorado that has been converted for use as rental housing for Heat Waves employees from out of town who were located at the Trinidad facility.  Trinidad Housing is a wholly owned subsidiary of Dillco.

“HNR”	HNR LLC is a related entity formed as a Colorado limited liability company and owned by Mr. Herman and members of his family. Prior to December 31, 2009, HNR owned assets used by Dillco.

“HES”
HE Services LLC is a subsidiary of Heat Waves and is a Nevada limited liability company.  HES owns construction equipment used by Heat Waves.  Prior to March 1, 2010 HES was an affiliated company owned by Mr. Herman.

ELLC historically (and prior to the Merger Transaction) served as a holding company for Dillco and various related and affiliated companies.  As further described below, on July 26, 2010 ELLC merged with and into Dillco with Dillco being the surviving entity in that transaction.  As a result, Dillco was not only an operating company itself but the parent corporation of various entities including Heat Waves Hot Oil Service LLC (see organizational chart below).

A.           Description of the Business

Aspen

Aspen was incorporated under the laws of the State of Delaware on February 28, 1980 for the primary purpose of acquiring, exploring and developing oil and natural gas and other mineral properties.  Historically, and through its fiscal year ended June 30, 2009 Aspen’s emphasis had been participation in the oil and  natural gas segment, acquiring interests in producing oil or  natural gas properties and participating in drilling operations.  Previously Aspen was engaged in a broad range of activities associated with the oil and natural gas business in an effort to develop oil and natural gas reserves primarily in the Sacramento Valley in California and also in the East Poplar Field in Montana.  In the 1980’s and 1990’s, Aspen also participated in various hard-rock mineral ventures, primarily involving the exploration for gold in various parts of Alaska.

On June 30, 2009, Aspen disposed of all of its remaining oil and natural gas producing assets and as a result was no longer engaged in active business operations.  Since June 30, 2009, Aspen primarily focused on identifying and executing upon a business opportunity.   On June 24, 2010, Aspen entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”) with Dillco.   Going forward Aspen intends to focus its business operations primarily on those business operations conducted by DHW.   Aspen also intends to operate its business under the name “Enservco Corporation” and may propose a name change to its stockholders at a future meeting of stockholders.

DHW

DHW provides oil field services to the domestic onshore oil and natural gas industry.  These services include pressure testing, hot oiling, acidizing, frac heating, freshwater and saltwater hauling, frac tank rental, well site construction and other general oil field services.  DHW currently operates in southern Kansas, northwestern Oklahoma, northeastern Utah, northern New Mexico, southern Wyoming, northwestern West Virginia, Colorado, and southwest Pennsylvania.

Historically, DHW has focused its growth strategy on strategic acquisitions of operating companies and then expanding operations through additional capital investment consisting of the acquisition and fabrication of property and equipment.  DHW’s strategy also included expanding DHW’s geographical footprint as well as expanding the services it provides.   These strategies are exemplified by the acquisitions of operating entities described below as well as:  (1) in 2008 and 2009, DHW spent approximately $7.8 million and $2.0 million, respectively for the acquisition and fabrication of property and equipment and (2) to expand its footprint, in mid-2008 Heat Waves moved into northwestern Utah, and in early 2010 Heat Waves began providing services in the Marcellus Shale natural gas field in Pennsylvania and West Virginia.  Heat Waves is currently exploring opportunities to provide services in North Dakota and Texas.

Going forward, the Company expects to continue to pursue its growth strategies by exploring additional acquisitions, considering expansion of the geographic areas in which it operates and the products and services it provides to customers, as well as further investments in its assets and equipment.

DHW Corporate History and Structure.

In March 2006, Michael D. Herman acquired a majority interest in Heat Waves.  At that time Heat Waves had been in active business operations for approximately eight years, primarily focusing its operations in eastern Colorado and western Kansas, providing hot oiling, acidizing, frac heating and water hauling services.  In 2008, Mr. Herman acquired the remaining membership interests in Heat Waves thereby becoming the 100% interest holder.

Mr. Herman formed ELLC in May 2007 to hold ownership interests in various oil and natural gas service companies, including Heat Waves.  In December 2007, ELLC acquired all of the outstanding stock of Dillco which was an established service company located in Hugoton, Kansas.  Dillco is a Kansas corporation that was formed in 1984.  Dillco’s services consist primarily of water hauling, well site construction, and the rental of frac tanks.

In August 2009, Rick D. Kasch, the principal financial officer of the DHW entities, acquired from Mr. Herman a 10% membership interest in ELLC and a 5% membership interest in HES.

                Reorganization of DHW.  Starting in 2009, ELLC, DHW and other related entities engaged n various transactions that in an attempt to reorganize DHW as a whole with the aim to achieve better operational and administrative efficiencies.  The various actions and transactions effected to accomplish this reorganization are described below.

In December 2009, HNR sold assets consisting of land (including disposal wells), buildings and equipment (frac tanks, trailers and dozers) to ELLC for approximately $1.1 million which was equal to historical carrying cost and approximated fair value based on an independent appraisal conducted in December 2009.  These assets were, and currently are, used by Dillco in its business operations.  ELLC paid no cash for this equipment, but set off the purchase price against certain debt that HNR owed to ELLC.  ELLC then contributed the equipment to its 100% owned subsidiary, Dillco.

Also in December 2009, Heat Waves purchased Mr. Herman’s membership interest in Real GC, LLC for $174,382, the parties’ estimate of the fair value of Real GC and the real properties that it owns.  Real GC owns land in Garden City, Kansas which Heat Waves uses for an acid dock and the storage of trucks and equipment.

In December 2009, ELLC contributed its ownership interests in Heat Waves and Trinidad Housing to Dillco, so that all material business operations and related assets were held directly by Dillco or its subsidiary entities.

In March 2010 Mr. Herman contributed his ownership in HES to ELLC which in turn contributed the ownership to Dillco, which in turn contributed the ownership to Heat Waves.  HES’ assets consisted of construction equipment used by Heat Waves.  No cash was paid for the ownership interest.  The transaction was recorded on ELLC’s books as an owner’s contribution.

On July 26, 2010, immediately prior to completion of the Merger Transaction, Dillco merged with ELLC with Dillco being the surviving entity.  Prior to that transaction, ELLC directly and indirectly owned all of the outstanding stock and/or membership interests of Dillco, Heat Waves and other entities that owned assets utilized by Dillco and Heat Waves  in their business operations.  As a result, at the time of the Merger Transaction, Dillco and its subsidiary entities were organized as set forth below:

Immediately prior to the completion of the Merger Transaction, and as a result of the reorganization described above, Dillco had two shareholders, Mr. Herman (90% of the outstanding Dillco stock) and Mr. Kasch (10%).  Mr. Herman has been a Manager, Chairman, Chief Executive Officer, and control person of ELLC, Dillco, Heat Waves and the other Dillco subsidiaries since the time of their formation and/or acquisition.  Mr. Kasch has served as the Chief Financial Officer and a Manager for these same entities since the time of their formation and/or acquisition.

The Company’s Business Structure.  Dillco and its wholly owned subsidiary Heat Waves are the primary operating entities through which the Company will conduct its operations.  The below table provides an overview of the Company’s subsidiaries as a result of the completion of the Merger Transaction.

Name	State of Formation	Ownership	Business
Dillco Fluid Service, Inc.	Kansas	100% by Enservco	Oil and natural gas field services, including water hauling and well site construction primarily in the Hugoton Basin in western Kansas and northeastern Oklahoma.

Aspen Gold Mining Co.	Colorado	100% by Enservco	No active business operations or assets.

Heat Waves Hot Oil Services LLC	Colorado	100% by Dillco	Oil and natural gas field services, including pressure testing, hot oiling, acidizing, and frac heating.

HE Services, LLC	Nevada	100% by Heat Waves	No active business operations. Owns construction equipment used by Heat Waves.

Real GC, LLC	Colorado	100% by Heat Waves	No active business operations. Owns real property in Garden City, Kansas.

Trinidad Housing, LLC	Colorado	100% by Dillco.	No currently active business operations. Owns real property in Trinidad, Colorado.

Overview of DHW’s Business:

DHW provides a wide range of services to a diverse group of independent and major oil and natural gas companies.  These include well servicing (frac heating, hot oiling and acidizing), fluid services (fresh and salt water hauling) and well site construction services.  These services play a fundamental role in establishing and maintaining a well throughout its productive life. DHW’s operations are currently concentrated in domestic, onshore oil and natural gas producing regions in southern Kansas, northwestern Oklahoma, northeastern Utah, northern New Mexico, southern Wyoming, northwestern West Virginia and all of Colorado and Pennsylvania.   DHW is currently exploring opportunities, based on customer needs, to provide services in the Bakken Shale basin in North Dakota and the Eagle Ford Shale basin in south Texas.

Management believes that DHW is strategically positioned with its ability to provide its services to a large customer base in key oil and natural gas basins in the United States.  Management is optimistic that as a result of the significant expenditures it has made in new equipment in combination with the benefits that may be realized from the Merger Transaction, that the Company will be able to further grow and develop DHW’s business operations.

Dillco.     From its inception in 1974, Dillco has focused primarily on providing water hauling services, well site construction services and frac tank rental to energy companies working in western Kansas and northwest Oklahoma. Water hauling has been the primary source of Dillco’s revenue.  Dillco currently owns and operates a fleet of water hauling trucks and related assets, including specialized tank trucks, frac tanks, water disposal wells, construction and other related equipment. These assets transport, store and dispose of both fresh and salt water, as well as provide well site construction and maintenance services.

Heat Waves.    Heat Waves provides a range of well maintenance services to a diverse group of independent and major oil and natural gas companies.  The primary services provided are intended to: (1) assist in the fracturing of formations for newly drilled producing oil and natural gas wells and (2) help maintain and enhance the production of existing wells throughout their productive life.  These services consist of frac heating, hot oiling and acidizing.  Heat Waves also provides water hauling and well site construction services.  Heat Waves’ operations are in southern Kansas, northwestern Oklahoma, northeastern Utah, northern New Mexico, southern Wyoming, northwestern West Virginia, Colorado, and southwest Pennsylvania (Marcellus Shale).   Heat Waves is currently exploring opportunities, based on customer needs, to provide services in the Bakken Shale basin in North Dakota and the Eagle Ford Shale basin in south Texas.

HES.  HES owns construction and related equipment that Heat Waves uses in its well site construction and maintenance services.  However, HES does not currently engage in any business activities itself.  HES also owns a disposal well that Dillco uses for salt water disposal.  HES acquired the well from Mr. Herman in March 2010 for $100,000, that is payable on or before September 15, 2010.  Although this purchase price was not based on an appraisal, management of DHW believes that this transaction was fair to HES and its parent companies.

Real GC.  Real GC owns land in Garden City, Kansas, which Heat Waves uses for the location of an acid dock facility, truck and inventory storage, and other related purposes.

Trinidad Housing.  Trinidad Housing owns land and a building in Trinidad, Colorado that was previously used as a nursing home.  The building has been converted for use as rental housing for Heat Waves employees from out of town that were located at the Trinidad facility.  There currently are no such employees and the property is actively being marketed for sale.

Disposal Wells.  Dillco and HES together own a total of five disposal wells and one temporarily abandoned oil well.  The disposal wells are not currently commercially licensed and are used for disposing of salt water by Dillco and Heat Waves.  HES plans to obtain a commercial license for one of its wells in the near future.

Products and Services

DHW provides a range of services to the owner and operators of oil and natural gas properties.  Such services can generally be grouped into the three following categories:

(1) water hauling, frac tank rental and disposal services,

(2) well enhancement services, and

(3) construction services.

Dillco primarily provides water hauling, frac tank rental, and well site construction services whereas Heat Waves primarily provides well enhancement services, and construction services.  The following map shows the primary areas in which Heat Waves and Dillco have active business operations.

Pennsylvania
8.
9.
Colorado
4.
Utah
1.
2.
5.
Kansas
3.
7.
6.
ENSERVCO
Location Legend:
Colorado
1. Colorado Springs (Headquarters)
2. Cheyenne Wells
3. Trinidad
4. Evans
Kansas
5. Garden City
6. Meade
7. Ilugoton
Pennsylvania
8. Carmichaels
Utah
9. Roosevelt

The following is a further description of the services provided by DHW.

Water Hauling, Frac Tank Rental and Disposal Services.

Water Hauling - Water hauling accounts for approximately 40% of DHW’s combined revenues.  Dillco currently owns and operates approximately 30 water hauling trucks equipped with pumps to move water from or into wells, tanks and other storage facilities in order to assist customers in managing their water-cost needs. Each truck has a hauling capacity of up to 130 barrels. The trucks are used to:

(1)	transport water to fill frac tanks on well locations,

(2)	transport contaminated water produced as a by-product of wells to disposal wells, including injection wells owned and operated by us,

(3)	transport drilling and completion fluids to and from well locations, and

(4)	following completion of fracturing operations, the trucks are used to transport the flow-back produced as a result of the fracturing process from the well site to disposal wells.

Most wells produce residual salt or fresh water in conjunction with the extraction of the oil or natural gas. Dillco’s trucks pick up water at the well site and transport it to a disposal well for injection or to other environmentally sound surface recycling facilities.  This is regular maintenance work that is done on a periodic basis depending on the volume of water a well produces.  Water-cost management is an ongoing need for oil and natural well gas operators throughout the life of a well.  Dillco’s ability to outperform competitors in this segment is dependent on the significant economies relating to logistics - specifically, proximity between areas where water is produced or used and where strategic placement and/or access to both disposal wells and recycling facilities.  Dillco, Heat Waves and HES own and/or operate five water disposal wells in Kansas and Oklahoma.  It is management’s intent to expand the Company’s disposal well holdings and access to recycling facilities.

Typically Dillco and a customer enter into a contract for services after that customer has completed a competitive bidding process. Requirements for minor or incidental water hauling services are usually purchased on a “call out” basis and charged according to a published schedule of rates.  Dillco competes for services both on a call out and contractual basis.

Workover, completion, and remedial activities also provide the opportunity for higher operating margins from tank rentals and water hauling services. Drilling and workover jobs typically require water for multiple purposes. Completion and workover procedures often also require large volumes of water for fracturing operations, a process of stimulating a well hydraulically to increase production. All fluids are required to be transported from the well site to an approved disposal facility.

Competitors in the water hauling business are mostly small, regionally focused companies. The level of water hauling activity is comprised of a relatively stable demand for services related to the maintenance of producing wells and a highly variable demand for services used in the drilling and completion of new wells. As a result, the level of domestic onshore drilling activity significantly affects the level of DHW’s activity in this service area.

Disposal Well Services – DHW derives revenues from five disposal wells it owns that have permits which allow for the injection of salt water and incidental non-hazardous oil and natural gas wastes. Our trucks frequently transport fluids to be disposed in these water disposal wells. DHW’s disposal wells have injection capacities of up to approximately 3,000 barrels per day. The disposal wells are located in southwestern Kansas and northwestern Oklahoma in areas in proximity to our customers’ producing wells. Most oil and natural gas wells produce varying amounts of water throughout their productive lives. In the states in which we operate, oil and  natural gas wastes and water produced from oil and  natural gas wells are required by law to be disposed of in authorized facilities, including permitted water disposal wells.  These disposal wells are licensed by state authorities pursuant to guidelines and regulations imposed by the Environmental Protection Agency and the Safe Drinking Water Act and are completed in an environmentally sound manner in permeable formations below the fresh water table.

Frac Tank Rental.  Dillco also generates revenues from the rental of frac tanks which can store up to 500 barrels of water and are used by oilfield operators to store fluids at the well site, including fresh water, salt water, and acid for frac jobs, flowback, temporary production and mud storage.  DHW transports the tanks on its trucks to well locations that are usually within a 30 mile radius of its nearest yard but can range from just a couple of miles up to as many as 200 miles. Frac tanks are used during all phases of the life of a producing well. DHW generally rents frac tanks at daily rates and charges hourly rates for the transportation of the tanks to and from the well site.

Well Enhancement Services.

Well enhancement services consist of frac heating, acidizing, hot oiling services, and pressure testing.  These services are provided primarily by Heat Waves which currently utilizes a fleet of approximately 100 custom designed trucks and other related equipment.  Heat Waves’ operations are currently in southern Kansas, northwestern Oklahoma, northeastern Utah, northern New Mexico, southern Wyoming, northwestern West Virginia and Colorado and southwestern Pennsylvania (Marcellus Shale).  Heat Waves is currently exploring opportunities, based on customer needs, to provide services in the Bakken Shale basin in North Dakota and the Eagle Ford Shale basin in south Texas.   Well enhancement services accounted for approximately 45% of DHW’s total revenues for 2009 on a consolidated basis.

Frac Heating - Fracturing services are intended to enhance the production from oil and natural gas wells where the natural flow has been restricted by underground formations through the creation of conductive flowpaths to enable the hydrocarbons to reach the wellbore. The fracturing process consists of pumping a fluid slurry, which largely consists of fresh water and sand, into a cased well at sufficient pressure to fracture (i.e. create conductive flowpaths) the producing formation.  Sand, bauxite or synthetic proppants are suspended in the fracturing fluid slurry and are pumped into the well under great pressure to fracture the formation.  To ensure these solutions are properly mixed (gel frac) or that plain water (used in slick water fracs) can flow freely, the water frequently needs to be heated to a sufficient temperature as determined by the well owner/operator.

Heat Waves owns and operates frac heaters designed to heat large amounts of water stored in reservoirs or frac tanks.  Heat Waves provides frac heating services to customers primarily in northeastern Utah,  southern Wyoming,  northwestern West Virginia and all of Colorado and Pennsylvania (Marcellus Shale).   Heat Waves is also exploring opportunities in the Bakken Shale formation in northwestern North Dakota and the Eagle Ford Shale basin in southern Texas.

Acidizing - Acidizing is most often used for three functions:

•	increasing permeability throughout the formation,

•	cleaning up formation damage near the wellbore caused by drilling , and

•	for removing buildup of materials restricting the flow in the formation or through perforations in the well casing.

Acidizing entails pumping large volumes of specially formulated acids and/or chemicals into a well to dissolve materials blocking the flow of the oil or  natural gas.  The acid is pumped into the well under pressure and allowed time to react. The spent fluids are then flowed or swabbed out of the well, after which the well is put back into production.

Heat Waves provides acidizing services by utilizing its fleet of mobile acid transport and pumping trucks.  For most customers, Heat Waves supplies the acid solution and also pumps that solution into a given well.  There are customers who provide their own solutions and hire Heat Waves to pump the solution.

Hot Oil Services – Hot oil services involve the circulation of a heated fluid, typically oil, to dissolve or dislodge paraffin or other hydrocarbon deposits from the tubing of a producing oil natural gas well.  This is performed by circulating the hot oil down the casing and back up the tubing to remove the deposits from the well bore. Hot oiling is intended to melt the hydrocarbon deposits.  Hot oil servicing also includes the heating of oil storage tanks.  The heating of storage tanks is done:

(1)    to eliminate water and other soluble waste in the tank for which the operator’s revenue is reduced at the refinery; and

(2)    because heated oil flows more efficiently from the tanks to transports taking oil to the refineries in colder weather.

Pressure Testing – Pressure testing consist of pumping fluids into (1) new or existing wells or (2) other components of the well system such as flow lines to detect leaks,  Hot oil trucks and pressure trucks are used to perform this service.

Construction Services.

Dillco and Heat Waves derive revenue from their fleet of power units which includes dozers, trenchers, motor graders, backhoes and other heavy equipment used in road and well-site construction. Contracts for well site construction services are normally awarded by our customers on the basis of competitive bidding and may range in scope from several days to several weeks in duration.  Construction service revenues are directly impacted by the drilling activities of oil and natural gas companies.

Assets and Properties

As described above, DHW utilizes and owns a fleet of fluid trucks, frac tanks, construction equipment, disposal wells and other assets to provide its services and products.  On a consolidated basis, approximately 55% of DHW’s total assets (excluding any real properly) are owned by Heat Waves and approximately 45% are owned by Dillco.  As further described in the financial statements, substantially all of the equipment and personal property assets owned by Dillco and Heat Waves are subject to a security interest to secure loans made to Dillco and its subsidiary companies.

Historically, some of the equipment utilized by Dillco and Heat Waves was leased from related entities - HNR and HES.  Previously HNR and HES were not subsidiary entities of Dillco, but were owned by Mr. Herman and his family.  HNR was formed to acquire certain assets utilized primarily by Dillco, and HES was formed to acquire construction equipment leased to Heat Waves. As further described in Section H hereof, on December 31, 2009 Dillco acquired certain assets from HNR and then in March 2010 HES became a wholly owned subsidiary of Heat Waves.

Except as noted in the preceding paragraph, DHW acquired all of its owned property and leased its other properties from unaffiliated third parties. The following table sets forth real property owned and leased by the Company.  Unless otherwise indicated, the properties are used in Heat Waves’ operations.

Owned Properties:

Location/Description	Approximate Size
Roosevelt, UT • Shop • Land - shop	5,000 sq. ft. 1.1 acres
Garden City, KS • Shop* • Land – shop* • Land – acid dock, truck storage, etc.	11,700 sq. ft. 1 acre 10 acres
Trinidad, CO • Shop* • Land – shop* • Employee rental housing – house • Employee rental housing - land	9,200 sq. ft. 5 acres 5,734 sq. ft. 0.4 acre
Hugoton, KS (Dillco) • Shop/Office/Storage • Land – shop/office/storage • Land - office	9,367 sq. ft. 3.3 acres 10 acres
Meade, KS (Dillco) • Shop • Land	7,000 sq. ft. 1.2 acres
*      Property is collateral for debt incurred at time of purchase.

Leased Properties:

Location/Description	Approximate Size	Monthly Rental	Lease Expiration
Roosevelt, UT • Shop • Land	6,000 sq. ft. 10 acres	Prepaid for 60 months @ $2,500 per month	November 2014
Cheyenne Wells, CO • Shop • Land	3,000 sq.ft. 0.44 acre	$1,000	Month to month
Platteville, CO • Shop • Land	3,200 sq. ft. 1.5 acres	3,000	May 2011
Medicine Lodge • Shop • Land	4,000 sq. ft. 20 acres	1,000	Month to month
Carmichaels, PA • Shop • Land	5,000 sq. ft. 12.1 acres	$8,600	April 2012
Roosevelt, UT • Employee housing	1,700 sq. ft.	$1,300	May 2011
Colorado Springs, CO • Corporate offices	2,067 sq. ft.	$2,000	May 2011
Denver, CO • Admin offices	1,108 sq. ft. plus 750 sq. ft. of basement storage	$1,261	June 2011 – terminable with 60 day notice

Note - All leases have renewal clauses

Competitive Business Conditions

The markets in which DHW operates are highly competitive. Competition is influenced by such factors as price, capacity, the quality and availability of equipment, availability of work crews, and reputation and experience of the service provider. DHW believes that an important competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled, and well-trained work force.  Although we believe customers consider all of these factors, price is often the primary factor in determining which service provider is awarded the work.

The demand for DHW’s services fluctuate primarily in relation to the price (or anticipated price) of oil and  natural gas which, in turn, is largely driven by the worldwide supply of, and demand for, oil and   natural gas. Generally, as supply of those commodities decreases and demand increases, service and maintenance requirements increase as oil and   natural gas producers drill new wells and attempt to maximize the productivity of their existing wells to take advantage of the higher priced environment. However, in a lower oil and   natural gas price environment, such as the one experienced during much of 2009, demand for service and maintenance decreases as oil and   natural gas producers decrease their drilling activity and forego or reduce budgeted maintenance expenditures.

DHW’s competition primarily consists of small regional or local contractors.  Dillco attempts to differentiate itself from its competition in large part through its superior equipment and the range and quality of services it has the capability to provide.  DHW invests a significant amount of capital into purchasing, developing, and maintaining a fleet of trucks and other equipment that are critical to the services it provides.  Further, DHW concentrates on providing services to a diverse group of large and small independent oil and   natural gas companies. We believe we have been successful using this business model and believe it will enable us to continue to grow our business.

Dependence on One or a Few Major Customers

DHW serves numerous major and independent oil and   natural gas companies that are active in its core areas of operations.  Although DHW does not believe it is dependent on a single customer or a few customers, during fiscal 2009, DHW’s largest customer accounted for approximately 12% of total revenues (other customers are less than 7% of revenues).  While DHW believes equipment could be redeployed in the current market environment if we lost any material customers, such loss could have an adverse effect on DHW’s business until the equipment is redeployed.

Seasonality

Portions of DHW’s operations are impacted by seasonal factors, particularly with regards to its frac water heating and hot oiling services.  In regards to frac heating, because customers rely on Heat Waves to heat large amounts of water for use in fracturing formations, demand for this service is much greater in the colder months.  Similarly, hot oiling services are in higher demand during the colder months when they are needed for maintenance of existing wells and to heat oil storage tanks.

Acidizing and well site maintenance (including roads) services are contra-seasonal to frac heating and hot oiling.  New well site construction is done on request, but maintenance work is primarily during the non-winter months.  Acidizing is also done primarily during non-winter months.

The hauling of water from producing wells is not as seasonal as the rest of the services as wells produce water year round regardless of weather conditions.  Hauling of water for the drilling or fracturing of wells is not so much seasonal as it is dependent on when customers decide to drill or complete wells.

Raw Materials

DHW purchases a wide variety of raw materials, parts, and components that are made by other manufacturers and suppliers for our use. DHW is not dependent on any single source of supply for those parts, supplies or materials. However, there are a limited number of vendors for certain acids and chemicals.  DHW utilizes a limited number of suppliers and service providers available to fabricate and/or construct the trucks and equipment used in its hot oiling, frac heating, and acid related services.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

DHW enters into agreements with local property owners where its disposal wells are located whereby DHW generally agrees to pay those property owners a fixed amount per month plus a percentage of DHW’s revenues derived from utilizing those wells.  The terms of these agreements are separately negotiated with the given property owner.  In fiscal 2009, the total amount paid under these various agreements was less than $15,000 and given the amounts paid DHW does not believe these agreements are material to the Company or its business operations.    Aspen may file for a national trademark for the name “Enservco,” but has not yet done so.

Government Regulation

DHW is subject to a variety of government regulations ranging from environmental to OSHA to the Department of Transportation.  DHW does not believe that it is in material violation of any regulations that would have a significant negative impact on DHW’s operations.

Through the routine course of providing services, DHW handles and stores bulk quantities of hazardous materials. If leaks or spills of hazardous materials handled, transported or stored by us occur, DHW may be responsible under applicable environmental laws for costs of remediating any damage to the surface or sub-surface (including aquifers). DHW’s operations are subject to stringent federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to health and safety or the protection of the environment. Numerous governmental agencies, such as the U.S. Environmental Protection Agency, commonly referred to as the “EPA,” issue regulations to implement and enforce these laws, which often require difficult and costly compliance measures. Failure to comply with these laws and regulations may result in the assessment of substantial administrative, civil and criminal penalties, as well as the issuance of injunctions limiting or prohibiting activities. In addition, some laws and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of that person. Strict adherence with these regulatory requirements increases our cost of doing business and consequently affects our profitability. DHW believes that it is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company’s operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a materially adverse effect upon the Company’s capital expenditures, earnings or our competitive position.

In the United States, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” imposes liability without regard to fault or the legality of the original conduct, on certain classes of persons who contributed to the release of a “hazardous substance” into the environment.  In the course of DHW’s operations, it does not typically generate materials that are considered “hazardous substances.” One exception, however, would be spills that occur prior to well treatment materials being circulated down hole. For example, if DHW spills acid on a roadway as a result of a vehicle accident in the course of providing well enhancement/stimulation services, or if a tank with acid leaks prior to down hole circulation, the spilled material may be considered a “hazardous substance.” In this respect, DHW is occasionally considered to “generate” materials that are regulated as hazardous substances and, as a result, may incur CERCLA liability for cleanup costs. Also, claims may be filed for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants.

               Additionally, DHW operates facilities that are subject to requirements of the Clean Water Act, as amended, or “CWA,” the Safe Drinking Water Act, and analogous state laws that impose restrictions and controls on the discharge of pollutants into navigable waters. Spill prevention, control and counter-measure requirements under the CWA require implementation of measures to help prevent the contamination of navigable waters in the event of a hydrocarbon spill.   Regulations in the states in which DHW owns and operates wells (Kansas and Oklahoma) require us to obtain a permit to operate each of our disposal wells. The applicable regulatory agency may suspend or modify one of our permits if DHW’s well operations are likely to result in pollution of freshwater, substantial violation of permit conditions or applicable rules, or if the well leaks into the environment.

Because DHW’s trucks must travel over public highways to get to customer’s wells, DHW is subject to the regulations of the Department of Transportation.  These regulations are very comprehensive and cover a wide variety of subjects from the maintenance and operation of vehicles to driver qualifications to safety.  Violations of these regulations can result in penalties ranging from monetary fines to a restriction on the use of the vehicles.  Under new regulations effective July 1, 2010, the continued violation of regulations could result in a shutdown of all of the vehicles in either Dillco or Heat Waves.  DHW does not believe it is in significant violation of Department of Transportation regulations at this time that would result in a shutdown of vehicles.

Employees

As of July 27, 2010 the Company employed approximately 75 full time employees.  Of these employees, following the Merger Transaction, five will be employed by Enservco, approximately 30 by Dillco, and approximately 40 by Heat Waves.

Report to Security Holders

The Company (under the name “Aspen Exploration Corporation”) files reports with the Securities and Exchange Commission (“SEC”) as required by Section 13(a) of the Securities Exchange Act of 1934. The public may read and copy an materials filed by the Company with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

B.           Risk Factors

The Company’s securities are highly speculative and involve a high degree of risk, including among other items the risk factors described below.   The below risk factors are intended to generally describe certain risks that could materially affect the Company and its contemplated business activities as a result of the completion of the Merger Transaction.

You should carefully consider the risks described below and elsewhere herein in connection with any decision whether to acquire, hold or sell the Company’s securities.  If any of the contingencies discussed in the following paragraphs or other materially adverse events actually occurs, the business, financial condition and results of operations could be materially and adversely affected.  In such case, the trading price of our common stock could decline, and you could lose all or a significant part of your investment.

Operations Related Risks

Our business depends on domestic spending by the oil and natural gas industry, and this spending and our business has been, and may continue to be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Customers’ expectations for lower market prices for oil and natural gas, as well as the availability of capital for operating and capital expenditures, may cause them to curtail spending, thereby reducing demand for our services and equipment.  As an example, DHW believes the weak global economy and decrease in demand for oil and natural gas during much of 2009 significantly contributed to its net loss of approximately $5.9 million in fiscal 2009.

Industry conditions are influenced by numerous factors over which the Company has no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, weather conditions, political instability in oil and natural gas producing countries, and merger and divestiture activity among oil and natural gas producers. The volatility of the oil and natural gas industry and the consequent impact on exploration and production activity could adversely impact the level of drilling and activity by some of the Company’s customers. This reduction may cause a decline in the demand for the Company’s services or adversely affect the price of its services. In addition, reduced discovery rates of new oil and  natural gas reserves in the Company’s market areas also may have a negative long-term impact on its business, even in an environment of stronger oil and  natural gas prices, to the extent existing production is not replaced and the number of producing wells for the Company’s to service declines.

Recent deterioration in the global economic environment has caused the oilfield services industry to experience volatility in terms of demand, and the rate at which demand may slow, or return to former levels, is uncertain. Recent adverse changes in capital markets and declines in prices for oil and natural gas have caused many oil and natural gas producers to announce reductions in capital budgets for future periods. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and  natural gas producers to make additional reductions to capital budgets in the future even if commodity prices increase from current levels. These cuts in spending will curtail drilling programs as well as discretionary spending on well services, which may result in a reduction in the demand for the Company’s services, the rates we can charge and our utilization. In addition, certain of the Company’s customers could become unable to pay their suppliers, including the Company. Any of these conditions or events could adversely affect the Company’s operating results.

We may not be successful in integrating the operations of Dillco and its privately-held subsidiary companies into the Company, a publicly held company with its securities registered under the Securities Exchange Act of 1934 and subject to the reporting requirements thereof.

Although principal management of DHW (Messrs. Herman and Kasch) have prior experience with public companies reporting under the Securities Exchange Act of 1934 (the “1934 Act”), we may face challenges in integrating the financial reporting and disclosure requirements of a broadly-based private company into the requirements of the 1934 Act, especially as those requirements were enhanced by the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  The 1934 Act and the rules and regulations thereunder impose extensive reporting obligations on all reporting companies, and further require internal control over financial reporting that is much more extensive than even prudently managed private companies and their lenders require.  The difficulties associated with internal control over financial reporting and disclosure controls is increased as a result of the geographical diversity of Dillco’s and Heat Waves’ operations.  While members of management are working diligently to meet these obligations, we cannot offer any assurance that management will be successful in such integration or that the report on internal control that the Company will have to include in its next quarterly reports may not identify material weaknesses in internal control over financial reporting or disclosure controls.

If oil and natural gas prices remain volatile, remain low or decline further it could have an adverse effect on the demand for our services.

The demand for many of the Company’s services is primarily determined by current and anticipated oil and natural gas prices and the related general production spending and level of drilling activity in the areas in which we have operations. Volatility or weakness in oil and natural gas prices (or the perception that oil and natural gas prices will decrease) affects the spending patterns of the Company’s customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for the Company’s services and may cause lower rates and lower utilization of the Company’s well service equipment. Continued low oil and natural gas prices, a further decline in oil and natural gas prices or a reduction in drilling activities could materially and adversely affect the demand for the Company’s services and its results of operations.

Prices for oil and natural gas historically have been extremely volatile and are expected to continue to be volatile. For example, although oil prices exceeded $140 per barrel and natural gas prices exceeded $13 per Mcf in 2008, prices fell to below $40 per barrel and $6 per Mcf by the end of 2008.  Through June 2010 oil prices have remained volatile reaching highs of over $86 per barrel and lows of less than $68 per barrel.  Similarly, natural gas prices have exceeded $5 per Mcf during 2010 but have also been below $4 per Mcf.   The speed and severity of the decline in oil and natural gas prices recently experienced could materially affect the demand for the Company’s services and the rates that we are able to charge.

Demand for the majority of the Company’s services is substantially dependent on the levels of expenditures by the oil and natural gas industry. The Company’s customers’ capital expenditures may decline in 2010 and beyond if current global economic conditions continue or worsen. This could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

The current on-going global economic volatility and uncertainty has reduced worldwide demand for oil and   natural gas and resulted in significantly lower crude oil and   natural gas prices compared to their record highs in July 2008. It is difficult to predict how long the global economic volatility will continue, or to what extent this will continue to affect us. The significant decline in oil and   natural gas prices reduced many of DHW’s customers’ activities and spending on DHW’s services and products in 2009; this reduction in customer activities and spending could continue through 2010 and beyond. Demand for the majority of the Company’s services depends substantially on the level of expenditures by the oil and natural gas industry for the exploration, development and production of oil and   natural gas reserves. These expenditures are sensitive to the industry’s view of future economic growth and the resulting impact on demand for oil and   natural gas. The worldwide deterioration in the financial and credit markets, which began in the second half of 2008, resulted in diminished demand for oil and natural gas and significantly lower oil and   natural gas prices. This caused many of DHW’s customers to reduce or delay their oil and natural gas exploration and production spending in 2009, which consequently reduced the demand for DHW’s services, and exerted downward pressure on the prices of DHW’s services and products. If the economic downturn continues for a prolonged period or if there is little or no economic growth, it will likely result in further reductions of exploration and production expenditures by the Company’s customers, causing further declines in the demand for, and prices of, Company services and products. This could result in a material adverse effect on the Company’s financial condition, results of operations and cash flows.

The reduction in cash flows being experienced by the Company’s customers resulting from declines in commodity prices, together with the reduced availability of credit and increased costs of borrowing funds could have significant adverse effects on the financial condition of some of the Company’s customers. This could result in project modifications, delays or cancellations, general business disruptions, and delay in, or nonpayment of, amounts that are owed to the Company, which could have a material adverse effect on the Company’s results of operations and cash flows.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

The Company is subject to increasingly stringent laws and regulations relating to importation and use of hazardous materials and environmental protection, including laws and regulations governing air emissions, water discharges and waste management. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. These laws may provide for “strict liability” for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

The Company uses hazardous substances and wastes in its operations.  Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require the Company to incur costs or become the basis of new or increased liabilities that could reduce its earnings and cash available for operations. The Company believes it is currently in substantial compliance with environmental laws and regulations.

Competition within the well services industry may adversely affect our ability to market our services.

The well services industry is highly competitive and fragmented and includes numerous small companies capable of competing effectively in our markets on a local basis, as well as several large companies that possess substantially greater financial and other resources than the Company does. The Company’s larger competitors’ greater resources could allow those competitors to compete more effectively than the Company can. The amount of equipment available may exceed demand, which could result in active price competition.

We depend on several significant customers, and a loss of one or more significant customers could adversely affect our results of operations.

The Company’s customers consist primarily of major and independent oil and natural gas companies. During 2009, DHW’s top five customers accounted for approximately 38% of its total revenues. The loss of any one of these customers or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on the Company’s results of operations.

Our operations are subject to inherent risks, some of which are beyond our control. These risks may be self-insured, or may not be fully covered under our insurance policies.

The Company’s operations are subject to hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, fires and oil spills. These conditions can cause:

▪	personal injury or loss of life,

▪	damage to or destruction of property, equipment and the environment, and

▪	suspension of operations.

The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on the Company’s financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in our being named as a defendant in lawsuits asserting large claims.

The Company maintains insurance coverage that it believes to be customary in the industry against these hazards. However, the Company does not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. As such, not all of the Company’s property is insured. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses. In addition, the Company may not be able to maintain adequate insurance in the future at rates it considers reasonable. Insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could rise significantly in the future so as to make such insurance prohibitively expensive. It is likely that, in our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination.

We may not be successful in identifying, making and integrating our acquisitions.

A component of the Company’s growth strategy will likely be to make geographic-focused acquisitions that will strengthen its presence in selected regional markets. Pursuit of this strategy may be restricted by the deterioration of credit markets, which may significantly limit the availability of funds for such acquisitions. In addition to restricted funding availability, the success of this strategy will depend on the Company’s ability to identify suitable acquisition candidates and to negotiate acceptable financial and other terms. There is no assurance that the Company will be able to do so. The success of an acquisition depends on our ability to perform adequate due diligence before the acquisition and on our ability to integrate the acquisition after it is completed. While the Company intends to commit significant resources to ensure that it conducts comprehensive due diligence, there can be no assurance that all potential risks and liabilities will be identified in connection with an acquisition. Similarly, while the Company expects to commit substantial resources, including management time and effort, to integrating acquired businesses into ours, there is no assurance that we will be successful integrating these businesses. In particular, it is important that the Company be able to retain both key personnel of the acquired business and its customer base. A loss of either key personnel or customers could negatively impact the future operating results of the acquired business.

Compliance with climate change legislation or initiatives could negatively impact our business.

The U.S. Congress is considering legislation to mandate reductions of greenhouse gas emissions and certain states have already implemented, or are in the process of implementing, similar legislation. Additionally, the U.S. Supreme Court has held in its decisions that carbon dioxide can be regulated as an “air pollutant” under the Clean Air Act, which could result in future regulations even if the U.S. Congress does not adopt new legislation regarding emissions. At this time, it is not possible to predict how legislation or new federal or state government mandates regarding the emission of greenhouse gases could impact the Company’s business; however, any such future laws or regulations could require us or our customers to devote potentially material amounts of capital or other resources in order to comply with such regulations. These expenditures could have a material adverse impact on the Company’s financial condition, results of operations, or cash flows.

Our success depends on key members of our management, the loss of any of whom could disrupt our business operations.

The Company depends to a large extent on the services of some of its executive officers. The loss of the services of Michael D. Herman, Rick D. Kasch and/or Austin Peitz, or other key personnel could disrupt the Company’s operations. Although the Company has entered into employment agreements with Messrs. Herman, Kasch and Peitz, that contain, among other non-compete and confidentiality provisions, we may not be able to enforce the non-compete and/or confidentiality provisions in the employment agreements.

Debt Related Risks

Our indebtedness could restrict our operations, make us more vulnerable to adverse economic conditions, and are collateralized by substantially all of the Company’s assets.

We now have, and will continue to have, a significant amount of indebtedness. As of March 31, 2010, DHW owed approximately $12.4 million to banks and another $1.7 million of subordinated debt to Mr. Herman, (who as a result of the Merger Transaction became the largest individual Company stockholder).

The Company’s current and future indebtedness could have important consequences. For example, it could:

▪	impair our ability to make investments and obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes,

▪	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness,

▪
make us more vulnerable to a downturn in our business, our industry or the economy in general as a substantial portion of our operating cash flow will be required to make principal and interest payments on our indebtedness, making it more difficult to react to changes in our business and in industry and market conditions,

▪	put us at a competitive disadvantage to competitors that have less debt, and

▪	increase our vulnerability to interest rate increases to the extent that we incur variable rate indebtedness.

If the Company is unable to generate sufficient cash flow or are otherwise unable to obtain the funds required to make principal and interest payments on our indebtedness, or if we otherwise fail to comply with the various debt service covenants and/or reporting covenants in the business loan agreements or other instruments governing our current or any future indebtedness, we could be in default under the terms of our credit facilities or such other instruments.  In the event of a default, the holders of our indebtedness could elect to declare all the funds borrowed under those instruments to be due and payable together with accrued and unpaid interest, the lenders under our credit facility could elect to terminate their commitments there under and we or one or more of our subsidiaries could be forced into bankruptcy or liquidation. Any of the foregoing consequences could restrict our ability to grow our business and cause the value of our common stock to decline.

We may be unable to meet the obligations of various financial covenants that are contained in the terms of our loan agreements with Great Western Bank.

Dillco’s agreements with Great Western Bank impose various obligations and financial covenants on Dillco.  The outstanding amount under a line of credit with Great Western Bank is due in full in May 2011 unless it is renewed on a year-to-year basis.  Additionally, the term loan with Great Western Bank requires that Dillco make a $1 million payment on or before June 2, 2011.  Both of these loans with Great Western Bank have a variable interest rate, are guaranteed by all of Dillco’s subsidiaries (and Aspen has agreed to serve as guarantor), and are collateralized by substantially all of Dillco’s and Heat Waves’ equipment, inventory and accounts receivable.  Further, the related agreements with Great Western Bank impose various financial covenants on the Company including maintaining a prescribed debt service ratio, minimum net worth, maximum leverage ratio, and limit the Company’s ability to incur additional debt obligations.  If Dillco is unable to comply with its obligations and covenants under the loan agreements and it declares an event of default all of Dillco’s obligations to Great Western Bank could be immediately due.

Enservco is a guarantor of to the debt owed to Great Western Bank.

Upon closing of the Merger Transaction, Aspen is obligated to guarantee Dillco’s debt to Great Western Bank.  As a result, any default by Dillco on its obligations to Great Western may directly impact the Company’s assets.

The agreements between Dillco and its primary lender contain cross default provisions with the debt of our principal shareholder, Michael D. Herman.

Michael D. Herman is our principal shareholder, a director, and our president and chief executive officer.  Before the Effective Date of the Merger Transaction, Mr. Herman controlled Dillco and its affiliated entities, and had various personal and unrelated business loans with Great Western Bank.  When DHW negotiated its loan agreements with Great Western Bank, the bank insisted that they contain cross default provisions, although neither Dillco nor Enservco is a guarantor of Mr. Herman’s personal indebtedness.  As a result of these cross-default provisions, should Mr. Herman default on any of the other debt he has through the bank in his personal capacity, the bank could declare Dillco’s loans in default and call upon the Company’s guarantee with respect to Dillco’s loans (but not Mr. Herman’s separate obligations).  Upon an event of default Dillco might not be able to immediately satisfy its obligations to Great Western Bank which would likely adversely impair the Company’s ability to conduct its business operations and pay its other obligations necessary to maintain its business operations.

The variable rate indebtedness with Great Western Bank subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Dillco’s borrowings through Great Western Bank bear interest at variable rates, exposing the Company to interest rate risk. Absent our ability to hedge our variable rates, if such rates increase, Dillco’s debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same and the Company’s net income and cash available for servicing Dillco’s indebtedness would decrease.

Risks Related to Our Common Stock

It is likely that any efforts we may make to raise capital or effect a business transaction will result in substantial additional dilution to our shareholders.

As part of its growth strategy the Company may desire to raise capital and or utilize its common stock to effect strategic business transactions.  Either such action will likely require that Enservco issue equity (or debt) securities which would result in dilution to our existing stockholders.  Although we will attempt to minimize the dilutive impact of any future capital-raising activities or business transactions, we cannot offer any assurance that we will be able to do so.  If we are successful in raising additional working capital, we may have to issue additional shares of our common stock at prices that may be a discount from the then-current market price of our common stock.

The majority of our common stock is currently considered restricted stock and our common stock is not currently eligible to be resold pursuant to Rule 144.

A significant portion of our outstanding common stock is considered either “restricted shares” or “control shares” as defined in Rule 144 under the Securities Act.  The restricted shares may only be sold if they are registered under the Securities Act or qualify for exemption from registration under the Securities Act.  However, because Aspen was a shell company our restricted common stock is not currently eligible to be resold pursuant to Rule 144 until twelve months after the filing of this Form 8-K.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. The terms of Dillco’s existing senior credit facility restrict the payment of dividends without the prior written consent of the lenders. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Our common stock is subject to the penny stock rules which limits the market for our common stock.

Because our stock is quoted on the OTC Bulletin Board and since the market price of the common stock is less than $5.00 per share, the common stock is classified as a “penny stock.” SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an “established customer” or an “accredited investor.” This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

General Corporate Risks

Risks of related party transactions.

There are a number of related party transactions that were extant at DHW and its subsidiaries prior to, or entered into as a result of, the Merger Transaction.  These include:

•
Mr. Herman’s subordinated loan to Heat Waves.  In November 2009, Mr. Herman advanced $500,000 to Heat Waves to pay down long-term debt.  Interest (at 3% per annum) is due annually in arrears.  Heat Waves’ obligations to Mr. Herman are subordinated to Dillco’s obligations to Great Western Bank and accordingly, payment of interest is deferred.

•
Mr. Herman’s subordinated loan to Heat Waves.  In March 2010, Mr. Herman advanced $1,200,000 to Heat Waves to pay down long-term debt.  This advance was documented by a promissory note due on December 31, 2018.  Interest (at 3% per annum) is due annually in arrears.  Heat Waves’ obligations to Mr. Herman are subordinated to Dillco’s obligations to Great Western Bank and accordingly, payment of interest is deferred.

•
Mr. Herman’s sales of assets to Heat Waves prior to the Merger.  In 2009, Mr. Herman sold assets from one of his companies, HNR, to Heat Waves for a value calculated based on an independent appraisal of a majority of the assets, but for no cash, only satisfaction of debt that HNR had owed to Heat Waves.  In another transaction, Mr. Herman sold his interest in Real GC to Heat Waves, also in satisfaction of debt.  In a third transaction, Mr. Herman sold a disposal well to HES for $100,000, payable to Mr. Herman in cash on or before September 15, 2010.  These transactions occurred before the Merger took place (although payment for the disposal well sold to HES will be made after the Merger Transaction), but there can be no assurance that the transactions occurred at fair market value.

As a result of the Merger Transaction, Mr. Herman directly and indirectly owns approximately 60% of the Company’s outstanding common stock and therefore controls the Company through his stock ownership.  While the transactions set forth above were all known to the Aspen board of directors prior to the Merger Transaction (which was negotiated at arms’ length) and believed to be fair to and in the best interests of the merged companies, there can be no assurance that the existence of some of these transactions may not at some time in the future adversely impact Enservco or Mr. Herman which, in turn, may adversely impact Enservco.

Indemnification of officers and directors may result in unanticipated expenses.

The Delaware General Corporation Law and our certificate of incorporation and bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with us or activities on our behalf.  We also will bear the expenses of such litigation for any of their directors, officers, employees, or agents, upon such person’s promise to repay them if it is ultimately determined that any such person shall not have been entitled to indemnification.  This indemnification policy could result in substantial expenditures by us that we may be unable to recoup and could direct funds away from our business and products (if any).

We have significant obligations under the Securities Act of 1934.

Because we are a public company filing reports under the Securities Exchange Act of 1934, we are subject to increased regulatory scrutiny and extensive and complex regulation.  The Securities and Exchange Commission has the right to review the accuracy and completeness of our reports, press releases, and other public documents.  In addition, we are subject to extensive requirements to institute and maintain financial accounting controls and for the accuracy and completeness of our books and records.  Normally these activities are overseen by an audit committee consisting of qualified independent directors.  A majority of our Board of Directors currently does not consist of directors that are considered “independent.”  Consequently, the protections normally provided to stockholders by boards of directors comprised by a majority of persons considered “independent” directors are not available.  Although we hope to appoint qualified independent directors in the future should we enter into a business combination or acquire a business, we cannot offer any assurance that we will locate any person willing to serve in that capacity.

Forward-looking statements may prove to be inaccurate.

In our effort to make the information in this report more meaningful, this report contains both historical and forward-looking statements.  All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.  It should be noted that because we are a “penny stock,” the protections provided by Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 do not apply to us.  We have attempted to qualify our forward-looking statements with appropriate cautionary language to take advantage of the judicially-created doctrine of “bespeaks caution” and other protections.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements to be different from any future results, performance and achievements expressed or implied by these statements.  These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus.  Other unknown or unpredictable factors also could have material adverse effects on our future results.

Risk of change of control.

As a result of the completion of the Merger Transaction, Mr. Herman directly and indirectly owns approximately 60% of Enservco’s outstanding common stock.  Mr. Herman has significant personal indebtedness with Great Western Bank, the principal lender to Dillco.  Mr. Herman has granted the Bank a blanket lien on his personal assets.  Therefore, should Mr. Herman default on his personal indebtedness to the Bank, the Bank may institute a collection action which could result in the transfer of Mr. Herman’s interest in Enservco to the Bank – which transfer would result in a change of control.

Provisions in our charter documents could prevent or delay a change in control or a takeover.

Provisions in our bylaws provide certain requirements for the nomination of directors which preclude a stockholder from nominating a candidate to stand for election at any annual meeting.  As described in Section 2.12 of the bylaws, nominations must be presented to Enservco well in advance of a scheduled annual meeting, and the notification must include specific information as set forth in that section.  Enservco believes that such a provision provides reasonable notice of nominees to the board of directors, but it may preclude stockholder nomination at a meeting where the stockholder is not conversant with nomination procedures and, therefore, may prevent or delay a change of control or takeover.  Furthermore, Delaware recently added §112 to its general corporation law to provide that Delaware corporations may amend their bylaws to require the corporation to include in its proxy materials one or more nominees submitted by stockholders in addition to individuals nominated by the board of directors, subject to certain conditions that may be imposed.  Congress and the Securities and Exchange Commission are considering similar proposals, but at the present time Aspen has not amended its bylaws to provide stockholder access and, therefore, stockholders who desire to nominate directors will be required to comply with Regulation 14A of the Securities and Exchange Commission, another factor that may delay or prevent a change of control or a takeover.

C.             Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview of the Financial Information Presented

Prior to its acquisition of DHW, Aspen had limited operations and its assets consisted primarily of cash and other liquid assets.  The following sets forth a summary of Aspen’s financial condition and operations through the quarter ended March 31, 2010 (financial information for the Company’s fiscal year end June 30, 2010 is not yet available and is not presented herein).  This information is being provided herein for informational purposes and in future reports DHW’s financial statements will be presented on a consolidated basis with Aspen:

	March 31		Years ended June 30
	2010		2009	2008
Balance Sheet (000’s omitted)
Total Assets	$3,695		$11,694	$18,427
Total Liabilities	$85		$2,324	$6,726
Working Capital	$3,610		$9,374	$1,318

	Nine Months Ended March 31		Years Ended June 30
	2010	2009	2009	2008
Income Statement (000’s omitted except per share data)
Operating Expenses	$653	$527	$688	$621
Operating Income (Loss)	$(653)	$(527)	$(688)	$(621)
Other Income (Expense)	$23	$(102)	$5	$59
Income (Loss) from Discontinued Operations (net of gain)	$(50)	$(3,195)	$(1,697)	$1,476
Net (loss)	$(471)	$(3,576)	$(2,093)	$803
Net (loss) per share	$(0.06)	$(0.49)	$(0.29)	$0.11

The merger by which Dillco became a wholly-owned subsidiary of Aspen is a “reverse acquisition” for accounting purposes.  In a reverse acquisition, Aspen is the “legal acquirer” (that is, Aspen will survive as the parent), but Dillco is the “accounting acquirer” (that is because DHW’s business is undeniably the more significant business).  In such a circumstance, the accounting acquirer’s financial statements (that is, Dillco’s financial statements) will become the legal acquirer’s financial statements following the acquisition, and the legal acquirer’s financial statements (that is the Aspen financial statements) will be additive.  In that connection, it should be noted that Dillco’s fiscal year is the calendar year, while Aspen’s fiscal year ends on June 30.

As a result of the reverse acquisition, Aspen will have to file its annual report on Form 10-K for the year ended June 30, 2010.  The next quarterly report for the Company will be for the nine months ending September 30, 2010 (a result of Dillco’s financial statements becoming the operative financial statements).  The Company will then file an annual report on Form 10-K for the year ending December 31, 2010.  Consequently, the following management’s discussion and analysis (“MD&A”) focuses primarily on the ELLC financial statements and its results of operations for the periods presented without giving effect to the Merger Transaction.  As described above, ELLC was the former holding company of DHW until July 26, 2010 when it merged with and into Dillco resulting in the cessation of ELLC’s separate legal existence. Dillco and Heat Waves were (and are) the operating entities of ELLC (and now the Company as a whole).

The following sets forth a summary of ELLC financial statements on a consolidated basis with its subsidiary entities but without giving effect to the Merger Transaction:

	March 31		Years ended December 31
	2010		2009	2008
Balance Sheet (000’s omitted)
Total Assets	$20,698		$20,831	$26,987
Total Liabilities	$18,078		$17,750	$18,762
Working Capital (Deficit)	$129		$(1,161)	$(3,507)

	Three Months Ended March 31		Years Ended December 31
	2010	2009	2010	2009
Income Statement (000’s omitted except per share data)
Revenues	$5,875	$5,687	$15,389	$30,605
Gross Profit	$1,680	$1,258	$1,900	$9,189
Operating Expenses	$1,433	$1,290	$5,910	$4,769
Operating Income (Loss)	$247	$(33)	$(4,010)	$4,420
Other Income (Expense)	$65	$(147)	$(912)	$(1,086)
Net income (loss)	$109	$(83)	$(5,895)	$3,438

Summary of ELLC’s Financial Statements and Results of Operations

Although ELLC had several subsidiary entities through its ownership of Dillco, the primary operating entities are Dillco and its subsidiary Heat Waves.  Dillco primarily provides water hauling, frac tank rental and well site construction services to operators and owners of oil and  natural gas wells, while Heat Waves provides services including frac heating, acidizing and hot oiling services.

All of DHW’s operations were significantly affected by the global economic downturn that started in late 2008, continued through 2009 and into 2010.  The global economic downturn is believed to have significantly contributed to the decreased worldwide demand for oil and   natural gas resulting in significant price volatility and reduced exploration activity.  These factors contributed to significantly less drilling activity and other capital expenditures by the owners and operators of oil and natural gas wells.   During 2010 the spot prices of oil and   natural gas have risen from their 2009 lows but are still significantly less than the highs reached during the summer of 2008.   The Company is optimistic that stability will continue to return to the demand for oil and natural gas and result in increased demand for our services.

During both 2008 and 2009 Dillco focused its operations on servicing oil and natural gas wells in southwestern Kansas and northwestern Oklahoma.  During 2008 and 2009 Heat Waves’ operations were primarily in southwestern Kansas, eastern and southern Colorado, northeastern Utah and southern Wyoming.  In January 2010 Heat Waves expanded its operations base and began providing services in southwestern Pennsylvania and northwestern West Virginia where companies are exploring and developing wells in the Marcellus Shale region.  Heat Waves primary provides frac heating services in this area and believes that demand for its services in the Marcellus Shale area will positively impact the Company’s revenues.  Heat Waves is also currently exploring opportunities to expand its operations into the Bakken Shale region in North Dakota as  there is significant demand for the type of services Heat Waves provides and the Company believes that there are few service providers in that area that have the equipment and assets to match those of Heat Waves.  Heat Waves is also currently exploring opportunities to provide services in the Eagle Ford Shale basin in south Texas.  As such, we are optimistic that with greater economic stability and the new and increased client base, we will generate greater revenues in fiscal 2010 as compared to fiscal 2009.

On June 30, 2008, Heat Waves acquired certain property and equipment from Hot Oil Express, a Utah-based company that provided similar services to Heat Waves.  To acquire these assets Heat Waves issued a $300,000 promissory note as consideration.  As part of that transaction Heat Waves entered into a non-competition agreement (Note 4 to ELLC’s financial statements) with the owner of Hot Oil Express that intended to restrict that persons’ ability to engage in certain business activities for a period of five years.  The operating results of Hot Oil Express have been included in ELLC’s financial statements beginning July 1, 2008.  The Company determined that the acquisition was an asset purchase as several key components of the business were not acquired.

Results of ELLC’s Operations

2009 and 2008 Fiscal Years.

During 2009 ELLC generated revenues of $15,388,746 compared to revenues of $30,605,392 generated in fiscal 2008.  This was a significant decrease of approximately $15,000,000 which we believe was in large part caused by the reduced exploration activity in the domestic oil and natural gas industry caused by the economic downturn during that period.  The industry wide downturn contributed to the decreased demand for our products and services and limited the amounts Dillco and Heat Waves could charge for their products and services as budgets were cut back and drilling programs halted.  As an example revenues produced through Heat Waves’ location in Trinidad, CO (where due to significant cutbacks in drilling programs and a major customer’s decision to provide water hauling services in-house rather than outsource) decreased from $6,800,000 in 2008 to $800,000 in 2009 (with the location ultimately being closed during last half of 2009).

Dillco generated approximately 33% of ELLC’s consolidated revenues for 2008 and 44% for 2009, whereas, Heat Waves generated approximately 67% of revenues for 2008 and 56% for 2009.  The reason for the increase in Dillco’s contribution to ELLC’s revenues in fiscal 2009 was primarily due to the fact that Dillco’s hauling of production water was generally constant year-to-year whereas Heat Waves was more affected by changes in customers drilling programs (frac heating services) and budget constraints (acidizing and hot oiling services).

Due to the initiation of cost controls, ELLC’s cost of revenues decreased significantly during fiscal 2009 ($7.9 million or 37%) from fiscal 2008, however, this did not completely offset the decrease in revenues.  As a result, gross profit decreased in fiscal 2009 in comparison to fiscal 2008, both in dollars and as a percentage of revenues.  The reason costs of revenues did not decrease dollar for dollar in relation to the decrease in revenues was primarily a result of on-going “fixed costs” such as: (1) labor costs (salary, benefits, etc.) related to yard managers and a “base level” crew that needed to be retained; (2) location/yard overhead such as rent paid for land and buildings, utilities, etc.; and (3) vehicle titling, registration and insurance.

Also of significance, general and administrative expenses, decreased from $1.8 million during 2008 to $1.5 million during 2009, as management instituted cost controls in light of the general economic conditions during 2009.  Similar to costs of revenue, these expenses increased as a percentage of revenues due to the “fixed” nature of several expenses such as administrative staff, audit fees, etc.  Also due to economic conditions, bad debt expense increased almost $100,000 over 2008.  Depreciation and Amortization Expenses, increased from $3.0 million for 2008 to $4.4 million in 2009 because of significant investments in new equipment during 2008 and early 2009.

Although there was only a $100,000 change in “other income” between ELLC’s 2009 and 2008 fiscal years, there were some significant changes in its components.  Due to the disposition/write-off of several trucks no longer used in operations, ELLC realized a loss of approximately $400,000 in 2008 compared to a loss of only $80,000 in 2009.  Offsetting this reduction of loss was the recording in 2009 of an unrealized derivative loss of $141,000 resulting from a change in terms of certain portions of ELLC’s then existing debt such that the interest rate swaps were no longer qualified as hedges and therefore were marked to market through earnings.

Despite a pre-tax loss for 2009, there was a deferred tax liability recorded which resulted in nearly a $1 million increase in income tax expense for fiscal 2009 over 2008.    The deferred tax liability arose from the contribution of fixed assets from various related limited liability companies to Dillco, a C corporation, pursuant to the reorganization effected on December 31, 2009 described more fully in Section A of Item 2.01 of this Form 8-K.  Differences in book versus tax depreciation created the need to record the deferred tax liability.

Periods Ended March 31, 2009 and 2010.

During the three months ended March 31, 2010, ELLC’s performance improved as compared to the first three months of the 2009 fiscal year.  Revenues increased from $5.7 million during the first three months of the 2009 fiscal year to $5.9 million during the same period of 2010.  The revenue increase was due to the slightly improving economy and Heat Waves’ expansion of its operations to the Marcellus Shale region in Pennsylvania/West Virginia.  The increase in revenues from Heat Waves’ frac heating and hot oiling services was offset somewhat by a decrease in water hauling revenues for Dillco during the period which was caused primarily by the decreased demand for hauling water due to the reduction in drilling plans by Dillco’s customers. There was also a decrease in revenues for Dillco resulting from customers demanding that service providers reduce their prices in order to retain their business.  Although the Company’s results of operations throughout the remainder of 2010 may be negatively impacted by numerous factors, many of which are out of the Company’s control, management is optimistic that during the remainder of fiscal 2010 that total Company revenues will continue at levels above the prior year.

Notably, while revenues rose during the quarter, ELLC’s cost of revenues decreased from approximately $4.4 million during the first three months of 2009 to approximately $4.2 million during the same period of 2010.  This was primarily a result of the continuing effect of cost reductions and controls initiated during the downturn in fiscal 2009.  The largest impact was derived from stringent controls on labor and benefit costs.    Management will continue to manage and control the Company’s expenses to the extent possible.

General and administrative expenses increased during the three months ended March 31, 2010 as compared to 2009 primarily due to an increase in legal and audit expenses incurred in connection with the Merger Transaction.  It is likely that the Company’s  general and administrative expenses will continue to increase as DHW takes on the additional requirements associated with becoming a public company reporting under Section 13(a) of the Securities Exchange Act of 1934.

Other income increased by approximately $200,000 for the period ended March 31, 2010 as compared to the same period in 2009 primarily as a result of forgiveness of debt owed to a related party, HNR, during the 2010 period.

By expanding service areas and continuing to market its services while continuing to control costs, the Company will attempt to continue to improve the financial performance of its operations in the future.

Liquidity and Capital Resources

As of December 31, 2009 ELLC had a working capital deficit of $1.2 million which was a significant improvement from its working capital deficit of $3.5 million at December 31, 2008.  Further, at March 31, 2010, ELLC’s working capital continued to improve as it attained  a working capital surplus of approximately $130,000 as compared to a working capital deficit of approximately $(4 million) on March 31, 2009.  The improvements were primarily due to the refinancing in June 2010 of $9.1 million of ELLC’s term debt on terms that the Company believes are more favorable to the Company.  Although the refinance occurred in June 2010, because it was completed prior to the completion of our audit, the effect on classification of short versus long-term is able to be reflected in the financial statements for periods prior to the date of the refinance.

The terms of the refinanced debt (or new loan agreements) are with respect to:

▪	A $9.1M term loan (the "Term Loan"); and

▪
A $2.0M line of credit (the “Line of Credit”) of which about $1.76 million was immediately drawn and used to pay off a similar line of credit with Dillco’s former primary lender, and the remaining $240,000 is available for future draws.

The terms of the Term Loan include a provision of interest only payments until June 2, 2011 and then the debt is amortized by a $1,000,000 payment on June 2, 2011 with the balance being amortized by monthly principal and interest payments of $188,700 thru May 2, 2015 and a balloon payment of remaining principal on June 2, 2015.  Interest on both loans is based on a variable rate of prime plus 1% with a minimum rate of 5.5%.  The Line of Credit is due on June 2, 2011 unless renewed on a year-to-year basis.  Both loans are guaranteed by all of the Company’s subsidiaries and by Mr. Herman and his wife who are majority shareholders of the Company. Upon closing the Merger Transaction, Enservco will become a guarantor on both loans.  The loans are secured by substantially all of Dillco’s and Heat Waves’ equipment and accounts receivable.  However, neither loan is secured by the real property assets owned by Dillco’s subsidiary entities nor Dillco’s ownership interests in its subsidiaries.

Also contributing to the improvement of ELLC’s liquidity as of December 31, 2009 and March 31, 2010 were the receipt of subordinated loans of $500,000 in November 2009 and $1,200,000 in March 2010 from Mr. Herman (the Company’s majority shareholder), the proceeds of which were used to pay down long-term debt.

As of March 31, 2010 ELLC had cash and cash equivalent assets on hand of approximately $366,000  and total current assets of approximately $4.6 million which management believes when combined with the working capital of approximately $3 million from Aspen in the Merger Transaction will be sufficient for the Company to continue its planned business operations.    It is likely, however, that the Company’s working capital will continue to decrease during the summer and fall months due to the seasonality of operations.  In addition, approximately $1 million of working capital is expected be used to fabricate additional frac heating trucks to meet customer demands for the coming winter season.  Based on historical data, the Company believes these trucks will generate revenues in excess of their cost during the first winter season.

Both the Term Loan and the Line of Credit contain various financial covenants that the Company is required to meet including maximum leverage ratios, minimum net worth and minimum debt service coverage.  The loans also restrict the Company’s ability to incur additional debt.    Management currently believes that with the closing of the Merger Transaction (and Aspen’s current assets (being primarily cash and cash equivalent assets) now being part of DHW’s assets on a consolidated basis) it expects to be able to meet these covenants for the immediate future, however, the Company’s ability to continue to meet these financial covenants will ultimately be dependent on its results of operations.  The loan agreements also contain cross default provisions such that should Mr. Herman default on any of the other debt he has with the bank, the bank could declare Dillco’s loans in default.

Since 2008, ELLC has substantially reduced the amount of funds utilized to fabricate new equipment thereby reducing the drain on working capital.  This reduction was primarily a result of the slowdown in business experience in 2009.  Heat Waves currently plans to fabricate six frac heaters during 2010 at an approximate cost of $750,000.  With these new units, Heat Waves believe it will have a sufficient amount of good, quality equipment to continue to service its customer’s current needs.  To the extent Heat Waves’ efforts to expand its operations into Pennsylvania, West Virginia, North Dakota, and southern Texas are successful, it will need to acquire additional equipment.

Stockholders’ Equity

As of March 31, 2009 ELLC had total members’ (stockholders’) equity of approximately $2.6 million.  This represents a decrease of approximately $5.4 million from March 31, 2009, and a decrease of more than $460,000 from December 31, 2009.  These decreases were in large part caused by the operating losses experienced during fiscal 2009.

Long-term Commitments and Obligations

The Company’s long-term commitments and obligations consist of –

Long-term debt and line of credit:

Year Ended December 31,

2010	$3,204,461
2011	2,397,729
2012	2,494,768
2013	2,029,977
2014	2,025,000
Thereafter	1,512,500

Total	$13,664,435

Operating Leases:
2010	$194,000
2011	92,000
2012	34,000

Off-balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make a variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements.

        Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increase, these judgments become even more subjective and complex. Although we believe that our estimates and assumptions are reasonable, actual results may differ significantly from these estimates. Changes in estimates and assumptions based upon actual results may have a material impact on our results of operation and/or financial condition. Our significant accounting policies are disclosed in Note 2 to the Financial Statements included in this Form 8-K.

        While all of the significant accounting policies are important to ELLC’s financial statements, the following accounting policies and the estimates derived therefrom, have been identified as being critical:

Accounts Receivable

Accounts receivable are stated at the amount billed to customers.  The Company provides a reserve for doubtful accounts based on a review of outstanding receivables, historical collection information and existing economic conditions.  The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses.  The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis.  The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.  As of December 31, 2009 and 2008, ELLC has recorded an allowance for doubtful accounts of $201,371, and $40,000, respectively.

Property and Equipment

Property and equipment consists of (1) trucks, trailers and pickups; (2) trucks that are in various stages of fabrication; (3) real property which includes land and buildings used for office and shop facilities and wells used for the disposal of water; and (4) other equipment such as tools used for maintaining and repairing vehicles, office furniture and fixtures, and computer equipment.  Property and equipment acquired pursuant to the acquisitions of Heat Waves, Dillco and certain of Hot Oil Express, Inc. (“Hot Oil Express”) assets (Note 3) are stated at the estimated fair value as of the date of acquisition based on independent appraisals less accumulated depreciation.  Property and equipment acquired since acquisition is stated at cost less accumulated depreciation.  The Company charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the remaining useful life or expand the capacity of the assets.  Depreciation is recorded on a straight-line basis over estimated useful lives of 5 to 30 years.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  The Company looks primarily to the discounted future cash flows in its assessment of whether or not long-lived assets have been impaired.  No impairments were recorded during the year ended December 31, 2009 or 2008.

Derivatives

The Company uses derivative financial instruments to mitigate interest rate risk associated with variable interest rate loans included in long-term debt.  The Company accounts for such activities as required by current accounting standards.  The current accounting standards require that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair market value and included in the Consolidated Balance Sheets as assets or liabilities.

The accounting for changes in the fair value of the derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception for the derivative.  The current accounting standards require that a company formally documents, at the inception of a hedge, the hedging relationship and the entity's risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, the method that will be used to assess effectiveness, and the method that will be used to measure hedge ineffectiveness of derivative instruments that receive hedge accounting treatment.

The Company may utilize derivative financial instruments which have not been designated as hedges even though they protect the Company from changes in interest rate fluctuations.  These instruments are marked to market with the resulting changes in fair value recorded in earnings.  During December 2009, as a result of modification of certain of the Company’s debt, the Company determined that the interest rate swaps no longer qualify as hedges, and, therefore, beginning in December 2009, the Company’s derivative instruments were marked to market through earnings.

For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income (loss) until the hedged item is recognized in earnings.  Hedge effectiveness is assessed quarterly based on total changes in the derivative's fair value.  Any ineffective portion of the derivative instrument's change in fair value is recognized immediately in earnings.

Income Taxes

ELLC and its subsidiaries, with the exception of Dillco (which is a C Corporation subject to federal and state income taxes), are limited liability companies and prior to January 1, 2010 were not subject to federal or state income taxes.  On January 1, 2010 ELLC elected to be taxed as a corporation.  Therefore, no provision or liability for income taxes has been included in the accompanying financial statements, except for income taxes relating to the financial statements of Dillco.

The Company recognizes deferred tax liabilities and assets (Note 10) based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in income in the period that includes the enactment date.

Effective January 1, 2009, ELLC accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.  The application of income tax law is inherently complex.  Laws and regulations in this area are voluminous and are often ambiguous.  As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures.  Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments which can materially affect amounts recognized in the consolidate balance sheets and consolidated statements of income.  The result of the reassessment of the Company’s tax positions did not have an impact on the consolidated financial statements.

When accounting for uncertainty in income taxes for those entities electing to be treated as limited liability companies for income tax purposes, if taxing authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the member rather than the Company.  Accordingly, there would be no effect on the Company’s financial statements.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses.  No interest or penalties have been assessed as of December 31, 2009 and 2008.  The Company’s income tax returns for tax years subject to examination by tax authorities include 2005 and 2006 through the current period for state and federal tax reporting purposes, respectively.

D.           Properties.

The Company owns and leases various properties as part of its business operations.  The locations, general use and general lease terms (where applicable) are generally described in Section A of Item 2.01 of this Form 8-K.

E.           Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Management

On July 27, 2010, upon completion of the Merger Transaction, the Company had 21,778,866 shares of its common stock issued and outstanding.  The following table sets forth the beneficial ownership of the Company’s common stock as of the Effective Date of the Merger Transaction by each person who will serve as a director and/or an executive officer of the Company on a post Merger Transaction basis, and the number of shares beneficially owned by all of the Company’s directors and named executive officers as a group:

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock

Michael D. Herman 830 Tenderfoot Hill Rd. Suite 310 Colorado Springs, CO 80906	Chief Executive Officer, President and Director	13,344,720 (2)	60%

R.V. Bailey 2050 S. Oneida St. Suite 208 Denver, CO 80224	Director	1,426,336 (3)	6.4%

Kevan B. Hensman 2050 S. Oneida St. Suite 208 Denver, CO 80224	Director	128,120 (4)	*

Gerard Laheney 830 Tenderfoot Hill Rd. Suite 310 Colorado Springs, CO 80906	Director	200,000 (5)	*

Rick D. Kasch 830 Tenderfoot Hill Rd. Suite 310 Colorado Springs, CO 80906	Chief Financial Officer, Executive Vice President, and Treasurer	1,551,924 (6)	7.9%

All current directors, executive officers and named executive officers as a group (5 persons)		16,651,100	75%

(1)	Calculated in accordance with rule 13d-3 under the Securities Exchange Act of 1934.

(2)
Consists of 277,400 shares of the Company’s common stock owned by an affiliate of Mr. Herman (Hermanco, LLC) prior to the completion of the Merger Transaction, 6,533,660 shares acquired by Mr. Herman at the closing of the Merger Transaction, and 6,533,660 shares held by Mr. Herman’s spouse and that were acquired at the closing of the Merger Transaction.

(3)
Consists of 1,241,776 shares of stock held of record in the name of R. V. Bailey, and 16,320 shares of record in the name of Mieko Nakamura Bailey, his spouse.  Additionally, the number includes 32,000 shares of common stock the Company issued to the Aspen Exploration Profit Sharing Plan for the benefit of R. V. Bailey as a corporation contribution to Mr. Bailey’s 401(k) account.  The number of shares beneficially owned also includes stock options to purchase 36,420 shares of common stock at $2.14 per share and options to purchase 100,000 shares of common stock at $0.4125 per share that vested upon the closing of the Merger Transaction.  However, the number of shares does not include stock options to purchase 66,667 shares that have not yet vested and will not vest until on or after September 30, 2010, to the extent earned.

(4)
Consists of: (i) options to acquire 10,000 shares of the Company’s common stock at $3.70 per share that are exercisable through September 11, 2011; (ii) options to acquire 18,120 shares of the Company’s common stock that are exercisable at $2.14 per share; (iii) options to acquire 75,000 shares of the Company’s common stock at $0.415 per share that vested upon the closing of the Merger Transaction; and (iv) options to acquire 25,000 options that were granted after the closing of the Merger Transaction and are exercisable for a five year term.   Does not include options to acquire 33,334 shares, which will not vest until on or after September 30, 2010, to the extent earned.

(5)	Consists of options to acquire 200,000 shares of the Company’s common stock that were granted after the closing of the Merger Transaction and are exercisable for a five-year term.

(6)
Consists of 1,451,924 shares acquired upon the closing of the Merger Transaction.  Also includes options to acquire 100,000 shares of common stock granted to Mr. Kasch following the completion of the Merger Transaction, exercisable for a five-year term at the closing price of the Company’s common stock on the second business day following the filing of this Form 8-K.  On the Effective Date of the Merger Transaction, the Board of Directors granted Mr. Kasch options to acquire 300,000 shares.  Of those options, 100,000 vested on grant, 100,000 will vest on the first anniversary of the date of grant; the remaining 100,000 will vest on the second anniversary.  The unvested portion of this stock option is not included in Mr. Kasch’s beneficial ownership reported in the beneficial ownership table.

Security Ownership of Certain Beneficial Owners

On a post Merger Transaction basis the Company is not aware of any persons that beneficially own more than 5% of its outstanding common stock who does not serve as an executive officer or director of the Company, except for Mr. Herman’s spouse whose shares are included in Mr. Herman’s beneficial ownership reported in the table above.

Change in Control Arrangements

With the completion of the Merger Transaction there are currently no arrangements that would result in a change in control of the Company except to the extent that Mr. Herman has personally guaranteed substantially all of Dillco’s indebtedness (which indebtedness the Company has also guaranteed).  In addition, Mr. Herman has significant personal indebtedness with Great Western Bank, the principal lender to Dillco.  Mr. Herman has granted Great Western Bank a blanket lien on his personal assets.  Therefore, should Mr. Herman default on his personal indebtedness to the Great Western Bank, the bank may institute a collection action which could result in the transfer of Mr. Herman’s interest in Enservco to Great Western Bank – which transfer would result in a change of control.

 F.           Directors and Executive Officers

Officers and Directors

As of the Effective Date of the Merger Transaction, the names, titles, and ages of the members of the Company’s Board of Directors and its executive officers are as set forth in the below table. There are no family relationships among any of the directors or executive officers.

In the Agreement, the Company agreed to appoint two persons designated to the Board of Directors – being Messrs. Herman and Laheney.  Further, upon the closing of the Merger Transaction Messrs. Herman and Kasch were appointed as executive officers of the Company.  Except for the Agreement, there was no agreement or understanding between the Company and any director or executive officer pursuant to which he was selected as an officer or director.

Name	Age	Position

Michael D. Herman	53	Chief Executive Officer, President & Chairman of the Board of Directors, Director(1,2)

Rick D. Kasch	60	Chief Financial Officer, Executive Vice President, and Treasurer

R.V. Bailey	77	Class III Director (3)

Kevan B. Hensman	53	Class II Director (1,2)

Gerard Laheney	72	Director (1,2)

(1)
The Company’s Certificate of Incorporation provides that its directors are to be divided into three separate classes that are to be as equal in number as is practical.  Upon a person being appointed to the Board of Directors they are not to be assigned to a specific class until the next meeting of stockholders at which directors are elected.

(2)
The Company is planning to hold a meeting of its stockholders in November or December 2010.  At that meeting, its newly appointed directors and Class II director will be subject to appointment to a Class and re-election.

(3)	The Company’s Class III director will be subject to re-election at any meeting held during the Company’s 2011 fiscal year.

Michael D. Herman.   Mr. Herman was appointed as the Company’s Chief Executive Officer, President and as Chairman of the Board of Directors on the Effective Date of the Merger Transaction.  Mr. Herman has served as the Chairman and control person of Dillco since December 2007 and Heat Waves since March 2006.   Since 2005, Mr. Herman has served as the Chairman of Pyramid Oil Company (NYSE Amex: PDO), a California corporation involved in acquiring and developing oil and   natural gas wells.   Mr. Herman was the Chairman and owner of Key Food Ingredients LLC (“Key Food”) from January 1, 2005 until October, 2007. Key Food supplies dehydrated vegetables from its factory in Qingdao, China to customers worldwide. Mr. Herman was Chairman and owner of Telematrix, Inc. from October 1992 until December 1998, when that company was sold to a major hospitality company, and he repurchased a majority ownership interest in December 2004 and held that majority ownership interest until April 2006. Telematrix, Inc. designs and distributes communications products and telephones to hospitality and business customers globally. From November 2003 until February 2005, Mr. Herman was Chairman and majority shareholder of Ft. Lauderdale based Sunair Electronics but chose not to stand for re-election as a director in February 2006. Sunair Electronics is engaged in the design, manufacture and sale of high frequency communications equipment for long-range voice and data applications.

Rick D. Kasch.  Mr. Kasch was appointed as the Company’s Executive Vice President, Chief Financial Officer and Secretary on the Effective Date of the Merger Transaction.  Mr. Kasch served as the principal financial officer of ELLC since its inception in May 2007.  Mr. Kasch also served as the principal financial officer, Secretary and Treasurer of Dillco since December 2007.  Further, he has served as a manager and the principal financial officer for Heat Waves since March 2006.  Since 2004, Mr. Kasch has also served as the Chief Financial Officer of Key Food Ingredients LLC, a company that distributes dehydrated vegetables.  Additionally, Mr. Kasch has served as the Chief Financial Officer for various other companies, including software development companies and internet based companies.  Mr. Kasch does not serve as a director of any public companies.  Mr. Kasch received a BBA - Accounting degree from the University of South Dakota.  Mr. Kasch is a CPA but does not hold an active license.

R. V. Bailey. Mr. Bailey has served as an officer and director of the Company since its inception, and most recently served as the Company’s Chief Executive Officer from January 2008 through the Effective Date of the Merger Transaction.  Mr. Bailey obtained a Bachelor of Science degree in Geology from the University of Wyoming in 1956. He has approximately 45 years experience in exploration and development of mineral deposits, primarily gold, uranium, coal, and oil and natural gas. His experience includes basic conception and execution of mineral exploration projects. Mr. Bailey is a member of several professional societies, including the Society for Mining and Exploration, the Society of Economic Geologists and the American Association of Petroleum Geologists, and has written a number of papers concerning mineral deposits in the United States. He is the co-author of a 542-page text, published in 1977, concerning applied exploration for mineral deposits. Mr. Bailey was a founder of Aspen Exploration Corporation (herein “Enservco”) and has been an officer and director since its inception.  Mr. Bailey is not a director of any other public companies.

Kevan B. Hensman.  Mr. Hensman became a director of Aspen on September 11, 2006, and served as its Chief Financial Officer from January 2008 until the Effective Date of the Merger Transaction.  Since April 2002, except for a one-year position as manager of Paramount Citrus Association, Mr. Hensman has served as an analyst for Truxtun Radiology Medical Group, LP with the duties of providing financial analysis; performing annual projects; and assisting the practice administrator in performing various duties and assignments.  Additionally, Mr. Hensman has extensive experience in the oil and natural gas industry.  From November 1997 to May 1999 Mr. Hensman served as the planner/natural gas analyst for Texaco Exploration and Production Company.  Mr. Hensman served as the supervisor of fuel supply and acquisition analyst from February 1991 to October 1997 for Santa Fe Energy/Monterey Resources.  In 1999, Mr. Hensman received a Bachelor of Science degree in finance from California State University Bakersfield (CSUB).  Mr. Hensman is not a director of any other public company.

Gerard P. Laheney.  Mr. Laheney was appointed to the Company’s Board of Directors on July 27, 2010.   Mr. Laheney has approximately twenty-seven years of experience in the financial industry as he has long served as a financial adviser and asset manager.  Since 1993, Mr. Laheney has served as the President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management.  Mr. Laheney previously served in other positions in the financial industry, including serving as a Vice President of Dean Witter Reynolds from April 1990 to December 1993.  Mr. Laheney currently serves on the Board of Directors of Reading International, Inc. (NASDAQ RDI).  Further, Mr. Laheney previously served on the Board of Directors of Sunair Electronics.

Board of Directors – Composition.

The Company’s Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, and skills, when taken together, will allow the Board of Directors to satisfy its oversight obligations effectively. To date, the Company has not had a separate nominating committee as given the Company’s small size, infrequent stockholder meetings, and limited personnel the Board of Directors has not believed that such a committee was necessary.   However, as the Company grows its new operations by and through Dillco and considers seeking a listing on a stock exchange, it may consider establishing a separate nominating committee.  As such, currently the Board of Directors as a whole is in charge of identifying and appointing appropriate persons to add to the Board of Directors when necessary.  In identifying Board candidates it is the Board’s goal to identify persons who it believes have appropriate expertise and experience to contribute to the oversight of a company of the Company’s nature while also reviewing other appropriate factors.

The Company believes that each of the persons that now comprise its Board of Directors have the experience, qualifications, attributes and skills when taken as a whole will enable the Board of Directors to satisfy its oversight responsibilities effectively.  With regard to the current members of the Board of Directors the following factors were among those considered that led to the Board’s conclusion that each would make valuable contributions to the Board:

▪
Michael Herman:  Mr. Herman has been actively involved with Dillco and Heat Waves and their business operations and strategy, for several years and has a significant amount of knowledge regarding their current and contemplated business operations.   Further, he has been active in the oil and natural gas producing and servicing business since the mid-1980’s and has a broad range of experience in business outside of the oil and  natural gas industry that the Board believes is valuable in forming the Company’s business strategy and identifying new business opportunities.

▪
R.V. Bailey:  Mr. Bailey founded Aspen and has served as an officer and director since its formation.  He is familiar with its prior operations, corporate history, and historical shareholder base.  Additionally, Mr. Bailey has a significant amount of experience in the natural resource exploration and development arena, including his experience in the oil and natural gas sectors.

▪
Kevan B. Hensman: Mr. Hensman has experience not only in the oil and natural gas industry but also with regard to financial analysis and accounting.  The Board believes that given his varied background and experiences that are relevant to a company operating in the Company’s industry, Mr. Hensman will make a valuable member of the Board of Directors.

▪
Gerard P. Laheney:  Mr. Laheney has a significant amount of experience within the asset management industry and with the capital markets.  The Board believes Mr. Laheney’s experience and knowledge with the capital markets are valuable to the Board of Directors as a whole.

Significant Employees

Although not an executive officer or director of the Company, Austin Peitz has been and is expected to be, a significant employee of the Company.  Mr. Peitz has worked for Heat Waves since October 1999 and has been involved in nearly all aspects of operations since that time.  Currently, Mr. Peitz is the Director of Operations for Heat Waves and is in charge of overseeing and coordinating field operations.

Legal Proceedings

During the past ten years none of the persons serving as executive officers and/or directors of the Company  has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity.  Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

G.           Executive Compensation.

Upon consummation of the Merger Transaction Mr. Herman was appointed as the Company’s Chief Executive Officer and President, and Mr. Kasch was appointed as the Company’s Chief Financial Officer and Executive Vice President.  Both Mr. Herman and Mr. Kasch served in these same capacities for Dillco (and ELLC) immediately prior to the closing of the Merger Transaction.  At the Effective Date of the Merger Transaction, the Company entered into employment agreements with Mr. Herman and Mr. Kasch. The DHW Summary Compensation Table provides information regarding the total compensation paid to Messrs. Herman and Kasch during ELLC’s last two fiscal years (being December 31, 2008 and 2009).  The table below sets forth information regarding compensation awarded, paid to, or earned by the designated executive officers and employees of ELLC for the fiscal years indicated and includes all compensation paid by ELLC and all related entities.

DHW SUMMARY COMPENSATION TABLE

				All Other
Name and	Fiscal	Salary	Bonus	Compensation	Total
Principal Position	Year	($)	($)	($)	($)

Michael D. Herman - ELLC Principal Executive Officer	2009	$-	$-	$11,542	$11,542
	2008	$-	$-	$10,274	$10,274

Rick D. Kasch - ELLC Principal Financial Officer	2009	$160,884	$-	$29,722	$190,606
	2008	$169,500	$-	$27,123	$196,624

R.V. Bailey served as the principal executive officer throughout Aspen Exploration Corporation’s 2010 fiscal year and was the only executive officer or employee of Enservco whose total compensation exceeded $100,000. Although at the effective time of the Merger Transaction, Mr. Bailey ceased serving as an executive officer of the Company, Mr. Bailey will continue to serve on the Company’s Board of Directors following the Merger Transaction.  The following table sets forth information regarding Mr. Bailey’s compensation awarded, paid, or earned by Mr. Bailey from Aspen for each of its fiscal years ended June 30, 2010 and 2009.

ASPEN SUMMARY COMPENSATION TABLE

							Non-Equity	Non-Qualified
				Stock	Option		Incentive Plan	Deferred Plan	All Other
Name and	Fiscal	Salary	Bonus	Awards	Awards		Compensation	Compensation	Compensation		Total
Principal Position	Year	($)	($)	($)	($)		($)	($)	($)		($)

R. V. Bailey, CEO
and President,	2010	$120,000	$-	$-	$11,400	(1)	$-	$-	$32,471	(2)	$163,871
Chairman	2009	$60,000	$-	$-	$50,957	(1)	$-	$-	$135,367	(2)	$246,324

(1)           The material terms of the options granted to Mr. Bailey during fiscal 2009 and 2010 are described below in the narrative disclosure to the Aspen Executive Compensation.

(2)           The compensation elements that comprised Mr. Bailey’s “other” compensation in fiscal 2009 and 2010 are described in the narrative disclosure to the Aspen Executive Compensation.

Narrative Disclosure to Summary Compensation Tables

The following Compensation Discussion and Analysis describes the material elements of compensation for the persons identified in both of the Summary Compensation Tables above.

DHW Executive Compensation

Overview

During both its 2008 and 2009 fiscal years and continuing through the 2010 fiscal year to date, Mr. Herman performed the functions of the principal executive officer of ELLC and its various subsidiary entities.  Through August 2009 Mr. Herman and his wife owned 100% of the membership interests of ELLC which in turn owned and controlled Dillco and its subsidiary entities.  As such, during fiscal 2008 and 2009 Mr. Herman exercised a significant amount of influence and control over the salaries and compensation of Mr. Kasch, ELLC’s principal financial officer, and DHW’s other key employees.  The discussion below is intended to provide an overview of the compensation received by each of Messrs. Herman and Kasch during DHW’s fiscal 2008 and 2009.

Michael Herman - Mr. Herman was not paid a salary by Dillco or its subsidiary companies in fiscal 2008, 2009 or thus far in fiscal 2010. Mr. Herman elected not to receive any base compensation because he believed that the funds that would have been used to pay his salary were better devoted to helping to grow and develop the company’s business operations.  Mr. Herman’s sole compensation from DHW during its last two fiscal years (and thus far in fiscal 2010) was derived from DHW paying his health, life, dental and vision insurance premiums.   The value of these benefits is reflected in the “all other compensation” column in the DHW Summary Compensation Table. During fiscal 2008 and 2009 Mr. Herman received various distributions from ELLC (a Nevada limited liability company), however while these distributions caused reductions in that entity’s members’ equity, these distributions were not classified as compensation and therefore are not included in the DHW Summary Compensation Table.

Rick Kasch –Mr. Kasch was paid a salary of $169,500 and $160,884 by DHW in fiscal 2008 and 2009, respectively.  Further, Mr. Kasch was provided an automobile at DHW’s expense in both fiscal 2009 and 2008, with DHW incurring costs on Mr. Kasch’s behalf totaling $2,365 in 2009 and $2,344 in 2008.  Additionally DHW pays his health, life, dental and vision insurance premiums that amounted to $15,857 in 2009 and $14,280 in 2008.   Finally, DHW made matching contributions to its 401(k) plan on behalf of Mr. Kasch during fiscal 2008 and 2009.  The value of all these benefits is reflected in the “all other compensation” column to the DHW Summary Compensation Table.

Mr. Kasch’s total compensation was ultimately determined and agreed upon by Mr. Herman, the control person of DHW.  Mr. Kasch’s compensation was determined after DHW reviewed and evaluated several factors including Mr. Kasch’s experience and expertise, his significant contributions to DHW’s business operations as a whole, the significant time demands made on Mr. Kasch by DHW, and the competitive marketplace for persons performing similar functions for similar companies.  After considering these factors DHW believed that Mr. Kasch’s total compensation was reasonable at the time it was agreed to.

Employment Agreements

After the Effective Date of the Merger Transaction, the Company entered into employment agreements with both Mr. Herman and Mr. Kasch.  The material terms of the employment agreements entered into with Mr. Herman and Mr. Kasch are summarized below:

Michael Herman – Mr. Herman’s employment agreement is for term through June 30, 2013.  The agreement provides for no base salary.  However, Mr. Herman will be eligible for an annual discretionary cash bonus based on Mr. Herman’s performance and the performance of the Company as a whole, with any bonus ultimately to be determined by the Board of Directors.  Mr. Herman is entitled to receive standard employment benefits and a car allowance of $1,000 per month.  If Mr. Herman is terminated without cause he will be entitled to health benefits for a period of eighteen months.  The employment agreement also contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Rick Kasch – Mr. Kasch’s employment agreement is for a term through June 30, 2013.  The agreement provides for an annual salary of $180,000 through June 30, 2011 and then automatic increases of 5% effective on each July 1 during the term of the agreement.  Pursuant to the agreement the Company agreed to grant Mr. Kasch an option to acquire 300,000 shares of Company common stock, the exercise price of which will be the closing sales price to be equal to the Company’s common stock two days after this Current Report on Form 8-K is filed with the Securities and Exchange Commission.  The option is exercisable for a five year term, and one third of the options vest immediately upon grant with the remaining portion of the option to vest on a pro-rata basis on each of the first two anniversary dates of the option grant.  Mr. Kasch is also entitled to standard employment benefits and the use of a Company automobile or alternatively a car allowance of at least $1,000. The employment agreement also contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Mr. Kasch’s employment agreement also provides for severance compensation if his employment is terminated for the following two reasons:

1.
A termination without cause - If Mr. Kasch is terminated without cause he will be entitled to all salary that would have been paid through the remaining term of the agreement, or if the agreement is terminated without cause during the final eighteen months of the agreement term Mr. Kasch will be entitled to receive a lump sum payment equal to eighteen months of his base salary.  Additionally, if Mr. Kasch is terminated without cause, he will be entitled to health benefits for a period of eighteen months; and

2.
A termination upon a change of control event or a management change - If Mr. Kasch resigns within ninety days following a change of control event or a management change (being the person to whom he directly reports) he will be entitled to a severance payment equal to eighteen months of his base salary with the amount being paid either in a lump sum payment or in accordance with the Company’s payroll practices.  Further, Mr. Kasch will be entitled to health benefits for a period of eighteen months.

Aspen Executive Compensation

Historically Aspen’s Board of Directors acting in lieu of a compensation committee reviewed the total direct compensation programs for Aspen’s executive officers. During fiscal 2010 the salary and other benefits payable to Mr. Bailey were set forth in an employment agreement, which is discussed below.  The only discretionary portion of Mr. Bailey’s compensation was the stock option that was granted (in the discretion of the board) to Mr. Bailey.

In the past Aspen has considered salaries and compensation for its executives, it has done this by evaluating their responsibilities, experience and the competitive marketplace.  More specifically, Aspen has considered (and going forward the Company expects to consider) the following factors in determining our executive officers’ base salaries and compensation levels:

1.	the executive’s leadership and operational performance and potential to enhance long-term value to the Company’s shareholders;
2.	the Company’s financial resources, results of operations, and financial projections;
3.	performance compared to the financial, operational and strategic goals established for the Company;
4.	the nature, scope and level of the executive’s responsibilities;
5.	competitive market compensation paid by other companies for similar positions, experience and performance levels; and
6.	the executive’s current salary, the appropriate balance between incentives for long-term and short-term performance.

Aspen’s management reviews the base salary, annual bonus and long-term compensation levels for other employees of the company, and the Company expects this practice to continue going forward.  The entire Board of Directors remains responsible for significant changes to, or adoption, of new employee benefit plans.  Historically, the primary compensation of Aspen’s executive officers has been comprised of a base salary, option awards, and compensation through Aspen’s former amended royalty and working interest plan, each of which is described below.

Cash Compensation Payable to Named Executive Officers. Historically, Aspen’s named executive officers receive a base salary payable in accordance with the company’s normal payroll practices and pursuant to agreements between each executive officer and the company.  Aspen believes that the base salaries paid to its executive officers were reasonable when agreed upon, and were less than those that are received by comparable officers with comparable responsibilities in similar companies.

Stock Option Plan Benefits – Aspen’s officers and directors have historically been eligible to be granted options, and the Company expects this to continue going forward.  Aspen (and the Company) believes that option grants are a mechanism to help align the interest of its officers, directors, employees and consultants with that of the Company and its stockholders.  Historically, Aspen has not granted options to its officers on regular intervals, but instead has periodically granted options to its executive officers (and other employees and consultants) at times determined to be appropriate by the Board of Directors.

Through its 2010 fiscal year (which ended June 30, 2010), Aspen had one formal equity compensation plan the “2008 Equity Plan.”  On February 27, 2008, Aspen’s Board granted options to purchase 775,000 shares of common stock at an exercise price of $2.14 per share, including an option to purchase 200,000 shares to Mr. Bailey. One third of the shares underlying the option were to vest on each September 30, of 2008, 2009, and 2010 if certain company-wide performance conditions are met.  These performance objectives are based on oil and natural gas reserves, production, and net income for Aspen’s fiscal years ended June 30, 2008, 2009 and 2010. To the extent they vest, the options expire February 27, 2013.  On June 30, 2008, 36,240 shares were deemed vested.  However, as a result of Aspen’s decreased business operations during fiscal 2009 and 2010, no portions of the options vested during those fiscal years, and in total 163,760 expired.

Pursuant to the 2008 Plan, on February 15, 2010, Aspen’s Board of Directors granted options to certain employees and consultants. The options were granted to persons who had (and were expected to) remain with Aspen and have provided valuable services to Aspen, and to help further align interests of the recipients with those of the Aspen and its stockholders.  In total Aspen granted options to acquire 350,000 shares of its common stock.  Included in the persons receiving options were the persons then serving as Aspen’s executive officers and as members of its Board of Directors, including 100,000 options to Mr. Bailey.  The options granted on February 15, 2010 have an exercise price equal to $0.4125, which was equal to 125% of the closing price of the Aspen’s common stock on February 17, 2010, and expire on February 15, 2015. All of the options granted vest upon a “change of control” (which term is defined in each recipient’s option agreement), and then only if Aspen has working capital of at least $3,000,000 on the date of the change of control event. Further, unless a given option recipient is terminated for cause the options will not expire following the termination of each recipient’s relationship (whether an employee, consultant or director) with the Company. At the closing of the Merger Transaction the Company’s Board determined that the vesting criteria for these options was met and deemed all of these options vested.  As such, compensation expense of $11,400 was accrued for Mr. Bailey as of June 30, 2010, and is reflected in the “Option Awards” column to the Aspen Summary Compensation Table.

Other Compensation/Benefits. The amounts reflected in the column labeled “other compensation” in the Aspen Summary Compensation Table predominately consist of compensation paid from Aspen’s former “Amended Royalty and Working Interest Plan” and from benefits received from our 401(k) plan.

Amended Royalty and Working Interest Plan.  Aside from their base salaries, the largest element of the compensation of Aspen’s executive officers historically was realized from Aspen’s “Amended Royalty and Working Interest Plan” (the “Plan”) by which Aspen assigned overriding royalty interests or other interests in oil and  natural gas properties or in mineral properties. This plan was intended to provide additional compensation to Aspen’s personnel involved in the acquisition, exploration and development of oil or natural gas or mineral prospects.  All Aspen employees (including officers and consultants) were eligible to participate in the Plan. Inasmuch as Aspen did not engage in the oil and  natural gas industry during fiscal 2010 and much of 2009, no assignments were made under this plan during Aspen’s fiscal 2010 or 2009.  The Company does not expect to continue to utilize the Plan in the future.

The allocations for royalty under the Plan for employees were based on a determination by management whether there was any “room” for royalties in a particular transaction.  In some specific cases management believed that an oil or  natural gas property or project was sufficiently burdened with existing royalties so that no additional royalty burden could be allocated to Aspen employees for that property or project.  In other situations a determination was made that there were royalty interests available for assignment to employees and consultants.  The determination of whether royalty interests were available and how much to assign to employees and consultants (usually less than 3%) was made on a case-by-case basis by members of management. Aspen never granted any overriding royalty interests in its former Montana oil properties (which properties we sold in February 2009).  During fiscal 2010 Mr. Bailey did not receive any payments under the Plan, but received payments of $43,234 in fiscal 2009.

Other Elements of Compensation and Benefits

Aspen’s executive officers also historically received certain other benefits, although these benefits did not constitute a large portion of their overall compensation.   The Company expects this practice to continue going forward.

Aspen had a Profit-Sharing 401(k) Plan which all employees were eligible to participate in immediately upon being hired to work at least 1,000 hours per year and having attained age 21. Aspen adopted an amendment to the Profit-Sharing 401(k) Plan effective July 1, 2005 pursuant to which Aspen made matching contributions equal to 50% of the participant’s elective deferrals.  During fiscal 2009, Aspen contributed $25,125 to the plan (including $10,000 to R. V. Bailey’s plan).  During fiscal 2010, Aspen contributed $20,000 to the plan (including $10,000 to R. V. Bailey’s plan).  These amounts are included in the column labeled “All Other Compensation” in the Aspen Summary Compensation table, above.

In fiscal 2009, Mr. Bailey purchased a vehicle from Aspen.  Pursuant to Mr. Bailey’s September 2004 employment agreement, he purchased his vehicle from Aspen for $500, significantly below the fair market value of that vehicle.  The difference between the purchase price paid by Mr. Bailey when he acquired his vehicle from Aspen for $500 and the fair market value of that vehicle ($23,781) is also included in “Other Compensation” for Mr. Bailey.

Employment Agreements with Aspen’s named executive officers. Aspen previously entered into employment agreements with its named executive officers, including Mr. Bailey.  Mr. Bailey’s employment agreement as amended will expire on July 31, 2010 and he ceased receiving his base compensation under that agreement on that date.    The material terms of the employment agreement pursuant to which Mr. Bailey served as Aspen’s Chief Executive Officer during fiscal 2010 are summarized as follows:

Effective May 1, 2003, and as amended September 21, 2004, Aspen entered into an employment agreement with R. V. Bailey (the “2003 Agreement”).  The pertinent provisions of the 2003 Agreement included an employment period ending May 1, 2009, the title of Vice President (although Mr. Bailey most recently served as Aspen’s president and chief executive officer) and an annual salary of $60,000 per year from January 1, 2007, ending May 1, 2009. Effective as of January 1, 2009, and as amended July 21, 2009, Aspen entered into a new employment agreement with Mr. Bailey (the “2009 Agreement”) pursuant to which both parties agreed that the 2003 Agreement was terminated as of January 1, 2009.  The pertinent provisions of the 2009 Agreement include an employment period ending December 31, 2009 with a salary of $120,000 per year.   On multiple occasions during fiscal 2010 (and again in July 2010) Aspen agreed to extend the term of Mr. Bailey’s employment agreement, with the final of these extensions expiring on July 31, 2010. The 2009 Agreement provided that Mr. Bailey is eligible to participate in Aspen’s stock options and royalty interest programs.  During the term of the agreement, and in lieu of health insurance, Aspen agreed to pay Mr. Bailey a monthly allowance to cover such items as prescriptions, medical and dental coverage for him and his dependents and other expenses not covered in the agreement.  To the extent that Mr. Bailey does not provide documentation accounting for the expenditure of this amount for medical reimbursement purposes, it is treated as compensation to him.

It is expected that Mr. Bailey will cease being compensated pursuant to the 2009 Agreement when it expires on July 31, 2010, and ceased being paid a salary on that date.  It is expected that starting August 1, 2010 the only cash compensation Mr. Bailey will receive from the Company will be any directors’ fees he is paid as further described below.

Outstanding Equity Awards at Fiscal Year-End

DHW - DHW did not grant any equity based compensation or awards to any of its officers or controlling persons during its fiscal year ended December 31, 2009 or subsequently.  As of December 31, 2010 none of DHW’s officers or controlling persons held any options or other rights to acquire equity interests in DHW.

Aspen - Mr. Bailey, who served as Aspen’s chief executive officer during its fiscal year ended June 30, 2010 held the following unexercised stock options as of June 30, 2010.

Equity Incentive
								Market	Plan Awards:
							Number of	Value of	Number of
	Number of Securities						Shares or	Shares or	Unearned
	Underlying Unexercised						Units of	Units of	Shares, Units,
	Options(#)				Option	Option	Stock That	Stock That	Other Rights
					Exercise	Expiration	Have Not	Have Not	That Have Not
Name and Principal Position	Exercisable		Unexercisable		Price ($)	Date	Vested (#)	Vested ($)	Vested (#)

R. V. Bailey,	36,240	(1)	-		2.14	2/27/2013	-	-	-
Aspen CEO and Chairman during Aspen’s fiscal 2010	-		100,000	(2)	0.4125	2/15/2015	-	-	-

(1)           Pursuant to the 2008 Plan on February 27, 2008, Mr. Bailey was granted an option to purchase 200,000 shares of Aspen common stock at an exercise price of $2.14 per share with vesting based on company performance objectives.  As of June 30, 2010, 36,240 were earned (based on the fiscal year 2008 performance criteria), and had 163,760 options expired.

(2)           On February 15, 2010, Mr. Bailey was granted an option to purchase 100,000 shares of Aspen common stock at an exercise price of $0.4125 per share.  Upon the closing of the Merger Transaction (thus, after June 30, 2010), this option was deemed vested in full as the Board of Directors determined that Aspen met the vesting criteria (being Aspen having working capital of at least $3,000,000 on the closing date of the Merger Transaction).

Equity Awards Granted Subsequent to Aspen’s 2010 Fiscal Year End

At the Effective Date of the Merger Transaction, the Company’s board of directors adopted the Aspen Exploration Corporation 2010 Equity Incentive Plan and granted options to Mr. Kasch, Mr. Hensman, Mr. Laheney, and one other significant Company employee.  The option granted to Mr. Kasch entitles him to purchase 300,000 shares of Company common stock, of which 100,000 vested on grant, and 100,000 will vest on each of the first and second anniversaries of grant.  The options granted to Mr. Hensman (an option to purchase 25,000 shares) and Mr. Laheney (an option to purchase 200,000 shares) will vest in full on the date their exercise price is determined (expected to be July 30, 2010).  All options granted on the Effective Date of the Merger Transaction have a five year term, and have an exercise price equal to the closing price of Aspen Exploration Corporation common stock on the second business day after this Form 8-K is filed.

Compensation of Directors

DHW – DHW did not provide any separate compensation to any persons for serving as on its Board of Directors or serving in equivalent roles for any of its subsidiary entities during its fiscal year ended December 30, 2009.

Aspen/the Company – Historically, and during its 2010 fiscal year, Aspen  compensated its non-employee directors $2,000 per meeting of the Board of Directors attended in person or by telephone.  Additionally, Aspen has reimbursed its directors for expenses incurred while performing their duties as directors.

Effective as of the Effective Date of the Merger Transaction, the Company’s Board of Directors determined that going forward Enservco will pay its non-employee directors $5,000 per fiscal quarter plus travel costs.

 The table below reflects the total compensation provided by Aspen to those persons who served on its Board of Directors during its 2010 fiscal year.  Mr. Bailey was not provided separate compensation for serving on the Board of Directors.  As compensation for serving as Aspen’s chief financial officer during its fiscal years ended June 30, 2009 and 2010 Mr. Hensman received consulting fees at the rate of $70.00 per hour.  Mr. Imperato, who was a consultant to Aspen even before his appointment as a director, received consulting fees during the 2010 fiscal year at the rate of $93.75 per hour which are reflected in note 3 to the Aspen Director Compensation table below.

ASPEN FISCAL 2010 DIRECTOR COMPENSATION

						Non-Equity	Non-Qualified
						Incentive	Deferred
		Fees Earned	Stock	Option		Plan	Compensation
	Fiscal	or Paid	Nonqualifed	Awards		Compensation	on Earnings	Total
Name	Year	in Cash	Awards ($)	($)		($)	($)	($)

Kevan B. Hensman (1)	2010	$4,000	$-	$8,550	(2)	$-	$-	$12,550

Douglas P. Imperato (3)	2010	$6,000	$-	$8,550	(4)	$-	$-	$14,550

Robert A. Cohan (5)	2010	$6,000	$-	$-				$6,000

(1)           Mr. Hensman was appointed to Aspen’s board of directors in September 2006 and during the 2007 fiscal year was paid fees for attending board meetings and was also granted an option to purchase 10,000 shares of our common stock upon his appointment to the board of directors.  In January 2008 Mr. Hensman was appointed to serve as Aspen’s chief financial officer.  The line item above solely reflects compensation paid to Mr. Hensman during fiscal 2010 in his capacity as a director.  In addition to the directors’ fees that he received during fiscal 2010, Mr. Hensman received $3,360, in fees for services provided in his capacity as Aspen’s chief financial officer.

(2)           On February 15, 2010, Mr. Hensman was granted an option to purchase 75,000 shares of Aspen’s common stock at an exercise price of $0.4125 per share. These options expire on February 15, 2015.  Upon the closing of the Merger Transaction this option was deemed vested in full as the Board of Directors determined that Aspen met the vesting criteria (being Aspen having working capital of at least $3,000,000 on the closing date of the Merger Transaction).

(3)           Mr. Imperato was appointed to Aspen’s board of directors in December 2008. The line item above solely reflects compensation paid to Mr. Imperato during fiscal 2010 in his capacity as a director.  In addition to the directors’ fees that he received, during its fiscal 2010, Aspen paid Mr. Imperato $14,625 in consulting fees.  Mr. Imperato resigned from the Board of Directors as of the Effective Date of the Merger Transaction.

(4)           On February 15, 2010, Mr. Imperato was granted an option to purchase 75,000 shares of Aspen’s common stock at an exercise price of $0.4125 per share.  Upon the closing of the Merger Transaction this option was deemed vested in full as the Board of Directors determined that Aspen met the vesting criteria (being Aspen having working capital of at least $3,000,000 on the closing date of the Merger Transaction).

(5)           On November 18, 2009 Mr. Cohan resigned from Aspen’s Board of Directors.

H.           Certain Relationships and Related Transactions, and Director Independence.

Aspen - Related Party Transactions

The following sets out information regarding transactions between Aspen and its officers, directors and significant shareholders since July 1, 2009.

Employment Agreements

See Section G, Executive Compensation of Item 2.01 of this Form 8-K for a discussion of the employment agreements between the Company and each of Messrs Bailey, Herman and Kasch.

Consulting Fees and Other Compensation Arrangements

Mr. Imperato.  Mr. Imperato is a self-employed geologist in the oil and natural gas exploration industry and has served as a consultant to Aspen on an on-going basis.   Mr. Imperato served on the Company’s Board of Directors from December 9, 2008 through the Effective Date of the Merger Transaction.  In the past we paid Mr. Imperato consulting fees for services provided to the Company, and have paid such fees during our 2010 fiscal year.  These fees, paid at the rate of $93.75 per hour during our 2009 and 2010 fiscal years, amounted to $86,625 and $14,625 respectively.

Mr. Imperato entered into an agreement with Brian Wolf Oil &  natural gas Properties (“Wolf”), which was engaged by Aspen to assemble and operate Aspen’s data room and to assist in the sale of its properties.  The agreement between Aspen and Wolf required Wolf be paid 3% of the gross purchase price for the properties, and as a result, Aspen paid Wolf $671,733.57.  Wolf had agreed to share a portion of this commission with Mr. Imperato, and as a result paid Mr. Imperato $331,134.  Mr. Imperato disclosed this compensation arrangement to Aspen prior to his appointment to the Board of Directors, and it had been negotiated between Wolf and Mr. Imperato several months before Mr. Imperato was appointed as a director.

Mr. Hensman.  Mr. Hensman assumed the role of Aspen’s chief financial officer in January 2008.  In that role, he was paid consulting fees at $70 per hour.  In addition to the director’s fees that he received during fiscal 2009 and 2010, Mr. Hensman received $9,250 and $3,360, respectively, in fees for services he provided in his capacity as chief financial officer.

DHW -  Related Party Transactions

The following sets out information regarding transactions between Dillco and/or its subsidiaries and their managers and significant interest holders since January 1, 2009.

Loan Transactions

1.           On November 21, 2009 Mr. Herman loaned $500,000 to Heat Waves pursuant to the terms of a promissory note (the “Heat Waves Note”).  The Heat Waves Note accrues interest at 3% per annum and is due in full by December 31, 2018.  As part of loan agreements with Great Western Bank, Mr. Herman agreed to subordinate the debt represented by this note to all obligations to the bank.  Interest is to be paid annually in arrears but due to the subordination, interest is being accrued and as of June 30, 2010 accrued interest was $8,750.

2.           On March 31, 2010 Mr. Herman loaned an additional $1,200,000 to Heat Waves pursuant to the terms of a promissory note (the “Heat Waves Note II”).  The Heat Waves Note II accrues interest at 3% per annum and is due in full by December 31, 2018.  As part of the loan agreements with Great Western Bank, Mr. Herman agreed to subordinate the debt represented by this note to all obligations to the bank.  Interest is to be paid annually in arrears but due to the subordination, interest is being accrued and as of June 30, 2010 accrued interest was $9,000.

3.           As a result of the effectiveness of the Merger Transaction, Enservco became the guarantor of DHW indebtedness to Great Western Bank.  Because of certain cross-default provisions, a default by Mr. Herman as to his personal indebtedness to Great Western Bank could result in a default by Dillco in its indebtedness even though at the time Dillco was in compliance with all of its covenants.

Asset Transfer and Sales; Membership Interest Transfer and Sales

1.           On December 31, 2009, HNR sold certain assets to ELLC for $1,065,623.  These assets included land, buildings, vehicles, equipment, and machinery used by Dillco as part of its business operations. The purchase price was based on an independent appraisal performed in December 2009.  At the time of this transaction 100% of the membership interests of HNR were owned by Mr. Herman and his family members and the membership interests of ELLC were held by Mr. Herman (90%) and Mr. Kasch (10%).

2.           On December 31, 2009, Mr. Herman transferred and assigned his membership interest in Real GC to Heat Waves in consideration for $174,382.  This price was determined based on the parties’ estimate of the fair value of Real GC and the real property that it owns in Garden City, Kansas where an acid dock owned and utilized by Heat Waves is located.  At the time of the transaction Mr. Herman was the sole member of Real GC, ELLC was the sole member of Heat Waves, and the membership interests of ELLC were held by Mr. Herman (90%) and Mr. Kasch (10%).

3.           On December 31, 2009, ELLC and Dillco itself entered into a Transfer and Contribution Agreement whereby ELLC transferred, contributed, and conveyed all of its rights and interests in:

▪   The assets it acquired from HNR on December 31, 2009 for $1,065,623.

▪   Its rights and interests (100%) in the membership interests in both Heat Waves andTrinidad Housing.

Trinidad Housing owns housing units in Trinidad, Colorado that at times are utilized by certain Dillco employees.   At the time of the transaction ELLC owned 100% of the outstanding stock of Dillco itself and was the sole member of Trinidad Housing.   Further, the membership interests of ELLC were held at that time by Mr. Herman (90%) and Mr. Kasch (10%).

4.           On March 1, 2010, Messrs. Herman and Kasch contributed their membership interests in HES to ELLC.  HES owns certain assets that it previously leased to Heat Waves including a disposal well, trucks and construction equipment.  At the time of the transaction Mr. Herman held a 95% membership interest in HES and Mr. Kasch a 5% membership interest.  Further, the membership interests of ELLC were held by Mr. Herman (90%) and Rick Kasch (10%).   ELLC then contributed the HES membership interest to Dillco itself which in turn transferred the interest to Heat Waves.  As a result, Heat Waves owns a 100% membership interest in HES.

5.           On March 15, 2010, Mr. Herman sold a disposal well located in Oklahoma to HES in consideration for $100,000.  Payment of the purchase price is due to Mr. Herman on or before September 15, 2010.

Director Independence

As of the Effective Date of the Merger Transaction, the Company’s Board of Directors consists of Messrs. Herman, Bailey, Hensman, and Laheney.   The Company utilizes the definition of “independent” as it is set forth in Section 803A of the NYSE Amex Company Guide.  Further, the board considers all relevant facts and circumstances in its determination of independence of all members of the board (including any relationships).  Currently, only Laheney is considered an independent director.

I.           Legal Proceedings.

There are no legal proceedings, to which the Company is a party, which could have a material adverse effect on its business, financial condition or operating results.  Further, neither Enservco nor Dillco is aware of any such contemplated or threatened proceedings.

J.           Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The Company’s common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol "ASPN".   The table below sets forth the high and low sales prices of the Company’s Common Stock during the periods indicated as reported by the Internet source Yahoo Finance (http://finance.yahoo.com).  The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not reflect actual transactions.

	2010		2009
	Sales Price Range		Sales Price Range
	High	Low	High	Low

First Quarter (Jul-Sep 2008 and 2009)	$1.15	$0.87	$2.76	$1.50
Second Quarter (Oct-Dec 2008 and 2009)	1.19	0.26	1.75	0.51
Third Quarter (Jan-Mar 2009 and 2010)	0.34	0.29	0.88	0.35
Fourth Quarter (Apr-Jun 2009 and 2010)	0.41	0.29	0.92	0.66

The closing sales price of the Company’s common stock as reported on June 25, 2010, the trading day prior to the announcement of the Merger Transaction, was $0.36 per share.

Holders

As of the Effective Date of the Merger Transaction, and giving effect to the Merger Transaction, there were approximately 917 holders of record of the Company common stock. This does not include persons who hold our common stock in brokerage accounts and otherwise in ‘street name.’

Dividends

Holders of common stock are entitled to receive such dividends as may be declared by the Company’s Board of Directors. On November 2, 2009, Aspen declared a cash dividend in the amount of $0.73 per share. The dividend was paid to stockholders of record on December 2, 2009. The distribution followed the final settlement of the sale of Aspen’s California oil and natural gas assets to Venoco, Inc.  Decisions concerning dividend payments in the future will depend on income and cash requirements.  However, in its agreements with Great Western Bank the Company represented that it would not pay any cash dividends on its common stock until its obligations to Great Western are satisfied.

Securities Authorized for Issuance Under Equity Compensation Plans

The following is provided with respect to compensation plans (including individual compensation arrangements) under which Aspen equity securities are authorized for issuance as of Aspen’s fiscal year ending June 30, 2010.  Prior to the Effective Date of the Merger Transaction DHW did not have any equity based compensation plans.

Equity Compensation Plan Information(1)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	--	$--	--

Equity compensation plans not approved by security holders	490,431 (1)	$0.91	509,569 (2)

Total	490,431	$0.91	509,569

(1)	Includes options granted to outside of a formally adopted equity compensation plan and options granted pursuant to the 2008 Equity Compensation Plan.

Description of the 2008 Equity Plan

         On February 27, 2008 Aspen’s Board of Directors adopted the 2008 Equity Plan (the “2008 Plan”). 1,000,000 shares of common stock were initially reserved for the grant of stock options or issuance of stock bonuses under the 2008 Plan. The 2008 Plan was adopted to compensate new, continuing, and existing employees, officers, consultants, and advisors of the Company and its controlled, affiliated and subsidiary entities.

           The 2008 Plan is administered by a committee appointed by the Board or by the Board as a whole if no committee is appointed. The 2008 Plan does not require shareholder approval and therefore none of the options granted under the 2008 Plan qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price of the options granted under the 2008 Plan must be 100% of the “fair market value” (which is defined in the 2008 Plan) of our common stock on the date of grant, and the exercise period for options granted under the Plan cannot exceed ten years from the date of grant. The 2008 Plan provides that an option may be exercised through the payment of cash, in accordance with the Plan’s cashless exercise provision, or in property or in a combination of cash, shares and property and, subject to approval of the company.

On the Effective Date of the Merger Transaction, the Board of Directors terminated the 2008 Plan. Although no new options will be granted or stock issued under the 2008 Plan persons holding vested options under the 2008 Plan will continue to hold those options in accordance with the terms of their contractual agreement(s) with the Company.

Description of the 2010 Stock Incentive Plan

On the Effective Date of the Merger Transaction, the Company’s Board of Directors adopted the 2010 Stock Incentive Plan (the “2010 Plan”).  The following is a summary of the principal features of the 2010 Plan and is qualified in its entirety by reference to the full text of the 2010 Plan, which is filed as an exhibit to this Form 8-K.

The 2010 Plan permits the granting of equity-based awards to our directors, officers, employees, consultants, independent contractors and affiliates.  Equity-based awards are determined by the Compensation Committee (or, in the absence of a compensation committee, the Board of Directors) and are granted only in compliance with applicable laws and regulatory policy.

Administration.  The Compensation Committee (or, in the absence of a compensation committee, the Board of Directors, and in either case referred to herein as the “Committee”) will administer the 2010 Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2010 Plan. In addition, the Committee can specify whether, and under what circumstances, awards to be received under the 2010 Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Committee.  Subject to the provisions of the 2010 Plan, the Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Committee has the authority to interpret the 2010 Plan and establish rules and regulations for the administration of the 2010 Plan.

The Committee may delegate its powers and duties under the 2010 Plan to one or more directors (including a director who is also an officer of the Company), except that it may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to act in a way that would violate Section 162(m) of the Internal Revenue Code (the “Code”).  In addition, the Committee may authorize one or more officers of the Company to grant stock options under the 2010 Plan, provided that stock option awards made by those officers may not be made to executive officers or directors who are subject to Section 16 of the Exchange Act or subject to Section 162(m) of the Code. The Board may also exercise the powers of the Committee at any time, so long as its actions would not violate Section 162(m) of the Internal Revenue Code.

Members of the Committee are not liable for actions or determinations made under the 2010 Plan if such actions or determinations are made in good faith.

Eligible Participants.  Any employee, officer, consultant, independent contractor or director providing services to the Company or any of its affiliates, who is selected by the Committee, is eligible to receive an award under the 2010 Plan.

As of the Effective Date of the Merger Transaction, approximately two officers, 85 employees (including the officers) and three non-employee directors of the Company were considered to be within the group of eligible persons who could receive awards under the 2010 Plan.

Shares Available For Awards.  The aggregate number of shares of our common stock that may be issued through December 31, 2011 under all equity-based awards made under the 2010 Plan will be 3,500,000 shares of common stock.  Beginning on January 1, 2012 and on January 1 of each subsequent year that the 2010 Plan is in effect, the aggregate number of Shares that may be issued under the 2010 Plan shall be automatically adjusted to equal 15% of the Company’s issued and outstanding shares of common stock, calculated as of January 1 of the respective year.  This aggregate amount is subject to further limitations, as follows:

•
Through December 31, 2011, a maximum of 3,500,000 shares will be available for granting incentive stock options under the 2010 Plan, subject to the provisions of Section 422 or 424 of the Internal Revenue Code or any successor provision;

•
On January 1 of each subsequent year, a maximum of 15% of our issued and outstanding shares of common stock, calculated as of January 1 of the respective year, will be available for granting incentive stock options under the 2010 Plan, subject to the provisions of Section 422 or 424 of the Internal Revenue Code or any successor provision; and

•	The maximum number of shares that may be awarded under the 2010 Plan pursuant to grants of restricted stock, restricted stock units and stock awards will be 2,000,000.

The Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2010 Plan.

Shares which are tendered for payment or which satisfy the tax withholding obligation with respect to an award become available for issuance under the 2010 Plan.  If an award is terminated without the issuance of any shares or if shares covered by an award are not purchased or are forfeited, then the shares previously set aside for such award will be available for future awards under the 2010 Plan.  If an award is payable only in cash and does not entitle the holder to receive or purchase shares, then the award will not be counted against the aggregate number of shares available under the 2010 Plan.

Types of Awards and Terms and Conditions

The 2010 Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	performance awards of cash, stock, other securities or property;
•	other stock grants; and

•	other stock-based awards.

Awards may be granted alone, in addition to, in combination with, or in substitution for, any other award granted under the 2010 Plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the date of grant of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by the Company. Determinations of fair market value under the 2010 Plan will be made in accordance with methods and procedures established by the Committee.

Incentive stock options must expire no later than 10 years after the date of grant or, for persons who own more than 10% of the total voting power of all classes of stock, no later than five years after the date of grant.  The term of all other awards shall be determined by the Committee.

Stock Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Committee.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee.

Performance Awards. The Committee may grant awards under the 2010 Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the Committee in compliance with Section 162(m) of the Internal Revenue Code. Subject to the terms of the 2010 Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms of and conditions of any performance award shall be determined by the Committee.

Stock Awards. The Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Committee and the limitations in the 2010 Plan.

Other Stock-Based Awards. The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the Committee and the limitations in the 2010 Plan.

 Duration, Termination and Amendment. Unless discontinued or terminated by the Board, the 2010 Plan will expire on July 27, 2020.  No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2010 Plan prior to expiration may extend beyond the expiration of the 2010 Plan through the award’s normal expiration date.

The Board may amend, alter, suspend, discontinue or terminate the 2010 Plan at any time, however, shareholder approval must be obtained for any action that would increase the number of shares of our common stock available under the 2010 Plan, increase the award limits under the 2010 Plan, permit awards of options or SARs at a price less than fair market value, permit re-pricing of options or SARs or cause Section 162(m) of the Internal Revenue Code to become unavailable with respect to the 2010 Plan. Shareholder approval is also required for any action that requires shareholder approval under the rules and regulations of the Securities and Exchange Commission or any securities exchange or the Financial Industry Regulatory Authority that are applicable to the Company.

Prohibition on Re-pricing Awards

Without the approval of the Company’s shareholders, the Committee will not re-price, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2010 Plan.

Transferability of Awards

Unless otherwise provided by the Committee, awards under the 2010 Plan may only be transferred by will or by the laws of descent and distribution.

Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the 2010 Plan.  The following description applies to U.S. citizens and residents who receive awards under the 2010 Plan.  Participants who are neither U.S. citizens nor residents but who perform services in the United States may also be subject to U.S. federal income tax under some circumstances.  In addition, former citizens or long-term residents of the United States may be subject to special expatriate tax rules, which are not addressed in this summary.

Grant of Options and SARs.  The grant of a stock option (either an incentive stock option or a non-qualified stock option) or SAR is not expected to result in any taxable income for the recipient.

Exercise of Incentive Stock Options.  The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise).  If stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such award holder within two years after the date of grant or within one year after the transfer of such shares to such award holder, then (1) upon the sale of such shares, any amount realized in excess of the exercise price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to a deduction for federal income tax purposes.

If the stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and (2) we will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense.  Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by us.

Exercise of Non-Qualified Stock Options and SARs.  Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount.  Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

Disposition of Acquired Shares.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR.  Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.

For an award that is payable in shares of our common stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to Section 83(b) of the Code, the holder of the award must recognize ordinary income equal to the excess of (x) the fair market value of the shares of our common stock received (determined as of the first time the shares became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (y) the amount (if any) paid for the shares of our common stock by the holder. The Company will be entitled at that time to a tax deduction for the same amount if and to the extent that amount satisfies general rules concerning deductibility.

Special Rules. Special rules may apply in the case of individuals subject to Section 16(b) of the Exchange Act. In particular, unless a special election is made pursuant to Section 83(b) of the Code, shares of our common stock received pursuant to the exercise of an option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company’s tax deduction, may be determined as of the end of such period.

Deductibility of Executive Compensation Under Code Section 162(m). Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s other four most highly compensated executive officers. However, “qualified performance-based compensation” is not subject to the $1,000,000 deduction limit. In general, to qualify as performance-based compensation, the following requirements need to be satisfied: (1) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors,” (2) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum bonus amount which may be paid to any participant with respect to any performance period, must be approved by a majority of the corporation’s shareholders and (3) the committee must certify that the applicable performance goals were satisfied before payment of any performance-based compensation, provided certification is not required for compensation attributable solely to the increase in the value of the Company’s stock.

The 2010 Plan has been designed to permit grants of options and SARs issued under the 2010 Plan to qualify under the performance-based compensation rules so that income attributable to the exercise of a non-qualified stock option or an SAR may be exempt from the $1,000,000 deduction limit. Grants of other Awards under the 2010 Plan may not qualify for this exemption. The 2010 Plan’s provisions are consistent in form with the performance-based compensation rules, so that (consistent with Treas. Reg. § 1.162-27(e)(4)(ii)(A)) if the committee that grants options or SARs consists exclusively of members of the Board of Directors of the Company who qualify as “outside directors,” and the exercise price (or deemed exercise price, with respect to SARs) is not less than the fair market value of the shares of common stock to which such grants relate, the compensation income arising on exercise of those options or SARs should qualify as performance-based compensation which is deductible even if that income would be in excess of the otherwise applicable limits on deductible compensation income under Code Section 162(m).

2010 Plan Benefits; No Shareholder Approval Requirement

The following table presents certain information with respect to options granted under the 2010 Plan concurrently with its adoption to certain of our officers or employees.  Options to purchase 600,000 shares of the Company’s common stock have been granted pursuant to the 2010 Plan to date.  Future grants under the 2010 Plan will be determined by the Committee and may vary from year to year and from participant to participant and are not determinable at this time.

Recipient	Number of Options
Rick Kasch, Chief Financial Officer	300,000
Non-Executive Director Group	225,000
Non-Executive Officer Employees	450,000

The adoption of the 2010 Plan is not subject to stockholder approval.  However, if the Company’s stockholders do not approve the adoption of the 2010 Plan within one year of its adoption by the Board of Directors no options granted pursuant to the 2010 will qualify as incentive stock options under Section 422 of the Internal Revenue Code.

K.           Recent Sales of Unregistered Securities.

On the Effective Date of the Merger Transaction, the Company issued an aggregate of 14,519,244 shares of its common stock to three persons to effect the Merger Transaction. The Company relied on the exemptions from registration provided by Sections 4(2) and 4(6) under the Securities Act of 1933, and Rule 506 promulgated thereunder for the issuance because each recipient represented that he met the definition of an accredited investor and because the Company: (i) did not engage in any public advertising or general solicitation in connection with the issuance; (ii) made available to each investor disclosure regarding all aspects of its business; (iii) believed that the investors obtained all information regarding the Company they requested (or believed appropriate) and received answers to all questions he (and their advisors) posed, and otherwise understood the risks of accepting Company securities for investment purposes; (iv) believed that each investor acquired the shares for investment purposes. No commissions or other remuneration was paid in connection with this issuance.

L.           Description of Registrant’s Securities to be Registered.

The Company’s authorized capital consists of 50,000,000 shares, of common stock, par value of $0.005 per share ("Common Stock").  Each share of Common Stock is entitled to share pro rata in dividends and distributions, if any, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available for such purpose. No holder of any shares of common stock has any preemptive rights to subscribe for any securities of the Company.  Upon liquidation, dissolution or winding up of the Company, each share of the common stock is entitled to share ratably in the amount available for distribution to holders of common stock.  All shares of common stock presently outstanding are fully paid and non-assessable.

Each stockholder is entitled to one vote for each share of Common Stock held.  There is no right to cumulate votes for the election of directors.  This means that holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.

M.           Indemnification of Directors and Officers.

The Company’s Bylaws provide that the Company will indemnify, its current and former officers, directors, or agents who were or are a party, or who are threatened to be made a party, to any threatened, pending or completed legal action or investigation (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, or agent of the Company, or is or was serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if that person acted in good faith, and in manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful  Subject to limited exceptions, our Bylaws provide that the Company will not indemnify its officers, directors or agents if that from actions in which that person was adjudged to be liable for negligence or misconduct in the performance of his duties.

Additionally, the Company has entered into an Indemnity Agreement with each person that is currently serving as an executive officer or director of the Company.  These agreements provide that subject to limited exceptions the Company will indemnify the person named in the agreement from any actual or threatened legal actions related to the fact that such person was or is an officer, director, or agent of the Company while that person was serving as an officer, director, or agent of the Company or for a related party at the request of the Company.

            At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

N.           Financial Statements and Supplementary Data.

See Exhibit 99.1 for the audited consolidated financial statements of Enservco LLC and Subsidiaries (referred to in this Form 8-K as ELLC) for the fiscal years ended December 31, 2008 and December 31, 2009, as well unaudited consolidated balance sheet of Enservco LLC, and Subsidiaries as of March 31, 2010 and related consolidated statements of operations and cash flows for the three months ended March 31, 2009 and 2010.

See Exhibit 99.1 for the selected unaudited financial pro forma financial information of Enservco LLC and Subsidiaries.

O.           Changes in and Disagreements with Accountants.

1.           Eide Bailly / Ehrhardt Keefe Steiner & Hottman PC

 On the Effective Date of the Merger Transaction, the Company’s Board of Directors informed Eide Bailly LLP that it has dismissed Eide Bailly as the Company’s independent registered public accounting firm effective immediately.  The dismissal of Eide Bailly was solely the result of the Merger Transaction as the Company believes that it was appropriate to appoint Dillco’s independent accounting firm as its new independent registered public accounting firm.

             Also on the Effective Date of the Merger Transaction, the Board of Directors informed Ehrhardt Keefe Steiner & Hottman PC (EKS&H) certified public accountants, that such firm was appointed as the Company’s independent registered accounting firm effective immediately, and that EKS&H will conduct the audit of the Company’s financial statements for the year ended June 30, 2010.  The Company has not previously consulted EKS&H with regard to any matters including the application of accounting principles to a specified transaction, or an audit opinion that might be rendered to the Company’s financial statements or any matter that was the subject of a disagreement or a reportable event.  However, EKS&H was retained by Dillco to audit its 2009 and 2008 financial statements that are filed as Exhibit 99.1 to this Current Report.

                Eide Bailly provided a report on the Company’s financial statements for its fiscal years ended June 30, 2008 and 2009 and neither report contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles.

                During our two most recent fiscal years and subsequently through the date of dismissal, there were no disagreements with Eide Bailly on any matter of accounting principles, practices, financial statement disclosure, or auditing scope or procedure which if not resolved to Eide Bailly’s satisfaction would have caused Eide Bailly to make reference to the subject matter of the disagreement in connection with its principal accounting report on the financial statements for the Company’s fiscal year ended June 30, 2008 and June 30, 2009, or any subsequent report.

                The Company has provided Eide Bailly with a copy of this disclosures and has requested Eide Bailly furnish to the Company a letter addressed to the Securities and Exchange Commission stating whether Eide Bailly agrees with the Company’s statements in this report. Eide Bailly’s letter is attached to this Current Report as Exhibit 16.2.

2.           Gordon, Hughes, & Banks, LLP

           Effective November 3, 2008 Gordon, Hughes, & Banks, LLP (“GH&B”) resigned as the independent registered accounting firm for Aspen. GH&B had then recently entered into an agreement with Eide Bailly LLP (“Eide Bailly”), pursuant to which Eide Bailly acquired the operations of GH&B. Certain of the professional staff and shareholders of GH&B joined Eide Bailly either as employees or partners of Eide Bailly and will continue to practice as members of Eide Bailly. On November 3, 2008, Aspen’s Board of Directors approved the engagement of Eide Bailly as Aspen’s independent registered public accounting firm.

GH&B’s principal accountant report on the financial statements for either of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with GH&B on any matter of accounting principles, practices, financial statement disclosure, or auditing scope or procedure. Aspen had not previously contacted Eide Bailly with respect to any accounting principles, disclosure, or other matters.

3.           Stockman Kast Ryan & Company

Prior to commencing discussions regarding the Merger Transaction, Dillco had engaged Stockman Kast Ryan & Co. (“Stockman Kast”) to audit its fiscal 2008 financial statements.  Prior to issuance of the audit report, Dillco reached a conclusion that it intended to merge with a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.   Stockman Kast is not registered with the Public Company Accounting Oversight Board, a requirement for a reporting company’s audit and therefore Dillco informed Stockman Kast that it was dismissed as Dillco’s independent registered public accounting firm.  As such Stockman Kast has not provided any report on Dillco’s financial statements and thus no Stockman Kast report has contained an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles.  There were no disagreements with Stockman Kast on any matter of accounting principles, practices, financial statement disclosure, or auditing scope or procedure.

                Dillco provided Stockman Kast with a copy of this disclosure and has requested Stockman Kast to furnish a letter addressed to the Securities and Exchange Commission stating whether Stockman Kast agrees with the statements in this report. Stockman Kast’s letter is attached to this Current Report as Exhibit 16.3.

Item 3.02    Unregistered Sales of Equity Securities

See Section K of Item 2.01 in this Current Report.

Item 4.01   Changes in Registrant's Certifying Accountant.

See Section O of Item 2.01 of this Report.

Item 5.01   Changes in Control of the Registrant.

As described above, on the Effective Date of the Merger Transaction, the Company issued 14,519,244 shares of its common stock to three persons to effect the Merger Transaction.  As a result of that issuance of those shares the former shareholders of Dillco now directly and indirectly own or control approximately two-thirds of the outstanding common stock of the Company.  As such the Merger Transaction constituted a change of control of the Company.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Executive Officers and Directors

On the Effective Date of the Merger Transaction, Douglas Imperato resignation from the Company’s Board of Directors became effective.  Mr. Imperato’s resignation was not the result of a disagreement with any Company policy or practice, but instead he resigned in accordance with the terms of the Merger Agreement in which Aspen and Dillco agreed that two new persons would be appointed to the Company’s Board of Directors.

On the Effective Date of the Merger Transaction, the following persons were appointed as new executive officers and directors of the Company:

▪	Michael Herman – Chief Executive Officer, President, and Chairman of the Board of Directors;

▪	Rick Kasch – Chief Financial Officer, Executive Vice President, and Treasurer; and

▪	Gerard Laheney - Director

Information regarding Messrs. Herman, Kasch, and Laheney including their backgrounds and business experience and any previous or proposed transactions with the Company and/or Dillco and its subsidiary entities are provided in Item 2.01 of this Form 8-K.

Also on the Effective Date of the Merger Transaction, R.V. Bailey ceased serving as the Company’s Chief Executive Officer and President.  Additionally, Kevan B. Hensman ceased serving as the Company’s Chief Financial Officer upon the closing of the Merger Transaction.  Although they are no longer serving as Company executive officers, Messrs. Bailey and Hensman are continuing to serve on the Company’s Board of Directors.

Employment Agreements

On the Effective Date of the Merger Transaction, the Company entered into employment agreements with each of Mr. Herman and Mr. Kasch.  The material terms of those employment agreements are provided in Section 2.01 of this Current Report.

Adoption of the 2010 Stock Incentive Plan

On the Effective Date of the Merger Transaction, the Company’s Board of Directors adopted the 2010 Plan.  The Company’s officers and directors are eligible to participate in the 2010 Plan.  Concurrently with its adoption the Company’s Board of Directors granted options to certain persons, including the Company’s newly appointed chief financial officer.   The features of the 2010 Plan are described in Section 2.01 of this Current Report.

Item 5.03   Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amended and Restated Bylaws

On the Effective Date of the Merger Transaction, the Company’s Board of Directors adopted and approved Amended and Restated Bylaws.  The amendments in the newly adopted Amended and Restated Bylaws are with respect to the manner in which stockholders may nominate persons to serve on the Company’s Board of Directors and expressly providing for shares of common stock to be represented transactions involving the Company’s common stock.

With regards to stockholder nominations, Section 2.12(a) of the Company’s Bylaws were amended to provide that stockholders who wish to nominate persons to serve on the Company’s Board of Directors must have held more than 5% of the Company’s voting securities for longer than one year for the Board to consider adding that person as a nominee.  Further, Section 2.12(a) was amended to provide that stockholder must submit their nominations by the date in the Company’s most recent proxy statement under the heading “Proposal From Stockholders” as that date may be amended in cases where the annual meeting date has been changed as contemplated in SEC Rule 14a-8(e) Question 5.

With regards to stock certificates and the electronic settlement of stock transactions Section 4.01 of the Bylaws were amended to provide that when allowed or required by applicable law, shares of Company common stock may be electronically issued without a certificate.   Further, Section 4.02 of the Bylaws were amended to address how transactions involving shares issued electronically without a certificate will be transferred and settled.   The amendments to Sections 4.01 and 4.02 were adopted solely to assure that the Company’s Bylaws addressed, and permit transactions in common stock being settled electronically and without the need for the issuance of new share certificates and to ensure that the Company’s stock is DWAC and FAST-DRS eligible.

Change in Fiscal year

On July 27, 2010, in connection with the closing of the Merger Transaction, the Company changed its fiscal year end to December 31st for accounting purposes. Starting with the periodic report for the quarter in which the Merger Transaction was consummated, the Company will file annual and quarterly reports based on the December 31st fiscal year end of Dillco. Such financial statements will primarily depict the operating results of Dillco.

Item 5.06 Change in Shell Company Status

    As described in Item 2.01 of this report, on the Effective Date of the Merger Transaction, the Merger Transaction was completed.  As a result of this transaction, the Company is no longer a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 9.01                      Exhibits.

(a)           Financial Statements of Business Acquired.

Filed herewith as Exhibit 99.1

(b)           Pro Forma Financial Information.

Filed herewith, and included in Exhibit 99.1

 (d)          Exhibits.

Exhibit No.	Title

2.01	Agreement and Plan of Merger and Reorganization dated June 24, 2010. (1)
3.01	Restated Certificate of Incorporation of Aspen Exploration Corporation. (2)
3.02	Amended and Restated Bylaws. Filed herewith
10.01	Purchase and Sale Agreement among Aspen Exploration Corporation, Venoco, Inc., and certain other persons listed in the Annexes thereto dated February 18, 2009. (3)
10.02	Form of Joinder Agreements (Indirect) (3)
10.03	Form of Joinder Agreements (Joint Seller) (3)
10.04	Agreement of Purchase and Sale among Aspen Exploration Corporation, Nautilus Poplar, LLC and Hunter Energy LLC dated February 24, 2009. (4)
10.05	Employment Agreement between Aspen Exploration Corporation and Michael D. Herman. Filed herewith.
10.06	Employment Agreement between Aspen Exploration Corporation and Rick Kasch. Filed herewith
10.07	Option Agreement between Aspen Exploration Corporation and Kevan B. Hensman. (5)
10.08	Aspen Exploration Corporation 2008 Equity Plan. (6)
10.09	Aspen Exploration Corporation 2010 Stock Incentive Plan. Filed herewith.
10.10	Business Loan Agreement (Asset Based) with Great Western Bank. Filed herewith.
10.11	Business Loan Agreement with Great Western Bank. Filed herewith.
10.12	Form of Indemnity Agreement. Filed herewith.
14.1	Aspen Exploration Code of Business Conduct and Ethics Whistleblower Policy. Filed herewith.
16.1	Letter of Gordon, Hughes, & Banks, LLP dated November 3, 2008, regarding the change in certifying accountant. (7)
16.2	Letter of Eide Bailey LLP dated July 27, 2010, regarding the change in certifying accountant. Filed herewith.
16.3	Letter of Stockman Kast Ryan & Co. dated July 20, 2010, regarding the change in certifying accountant. Filed herewith.
21.1	Subsidiaries of Aspen Exploration Corporation. Filed herewith.
99.1	Financial Statements of Enservco LLC and Subsidiaries. Filed herewith.

(1)	Incorporated by reference from Aspen’s Current Report on Form 8-K dated June 24, 2010 and filed on the same date.

(2)	Incorporated by reference from Aspen’s Annual Report on Form 10-KSB for the year ended June 30, 2007 and filed on September 28, 2007.

(3)	Incorporated by reference from Aspen Current Report on Form 8-K dated February 18, 2009 and filed on February 19, 2009.

(4)	Incorporated by reference from Aspen’s Current Report on Form 8-K dated February 25, 2009 and filed on March 3, 2009.

(5)	Incorporated by reference from Aspen’s Annual Report on Form 10-KSB dated June 30, 2006, filed on October 12, 2006.

(6)	Incorporated by reference from Aspen’s Current Report on Form 8-K dated February 27, 2008, filed on March 10, 2008.

(7)	Incorporated by reference from Aspen’s current report on Form 8-K dated November 3, 2008 and filed on July 25, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 28th day of July 2010.

Aspen Exploration Corporation

By:       /s/ Michael D. Herman
Michael D. Herman, Chief Executive Officer